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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
PDL BioPharma, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1400 Seaport Boulevard
Redwood City, California 94063
(650) 454-1000

May 6, 2008

Dear Stockholder:

        You are cordially invited to attend our 2008 annual meeting of stockholders on Wednesday, May 28, 2008, at 9:00 a.m. Pacific Time, at our principal executive office in Redwood City, California. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

        The notice of meeting and proxy statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

        I look forward to seeing you at the meeting.

/s/ L. PATRICK GAGE
L. Patrick Gage
 Interim Chief Executive Officer

1400 Seaport Boulevard
Redwood City, California 94063
(650) 454-1000

Notice of Annual Meeting of Stockholders

Dear Stockholder:

        On behalf of our Board of Directors, I cordially invite you to attend the 2008 annual meeting of stockholders of PDL BioPharma, Inc., a Delaware corporation (the "Company"), to be held on Wednesday, May 28, 2008, at 9:00 a.m. Pacific Time, at our principal executive office at 1400 Seaport Boulevard, Redwood City, California, for the following purposes:

  1.
  To elect one Class I director to hold office for a three-year term and until his respective successor is elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

  3.
  To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

        If you were a stockholder at the close of business on March 31, 2008, you are entitled to vote at the annual meeting.

        We urge you to vote your shares by proxy by mail, telephone or online via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting.

By Order of our Board of Directors

/s/ FRANCIS SARENA
Francis Sarena
 Executive Director, Chief Legal Counsel and Secretary

The Company began distributing this notice and enclosed proxy statement and proxy card on or after May 6, 2008.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.pdl.com.

i

Proxy Statement
2008 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

1.     Why did I receive this proxy statement?

  The Board of Directors (the "Board") of PDL BioPharma, Inc. ("we" or the "Company") is soliciting proxies to be voted at the Company's 2008 Annual Meeting of Stockholders (the "annual meeting") to be held at 9:00 a.m. Pacific Time, on Wednesday, May 28, 2008, and at any adjournment of the annual meeting. This proxy statement contains important information about the Company, the annual meeting and the proposals to be considered at the annual meeting.

2.     What will the stockholders vote on at the annual meeting?

  We are submitting two matters for approval by our stockholders:

  •
  The election of one Class I director for a three-year term; and

  •
  The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008.

3.     How does our Board of Directors recommend that I vote?

  Our Board of Directors recommends that you vote your shares "FOR" each of the matters we have submitted for approval by our stockholders.

4.     Who is entitled to vote at the annual meeting?

  Those stockholders who owned shares of our common stock as of the close of business on March 31, 2008, the record date, may vote at the annual meeting. You have one vote for each share of common stock you held on the record date.

5.     What constitutes a quorum for the annual meeting?

  Our bylaws provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the annual meeting. As of March 31, 2008, the record date, 118,065,090 shares of common stock were issued and outstanding and if a majority of these shares are present in person or by proxy at the annual meeting, a quorum would be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

6.     How many votes are required for the approval of each item?

  There are differing vote requirements for the two proposals.

  •
  The nominee for election as a Class I director will be elected by receiving at least one vote FOR election, even if that number does not represent a majority of the quorum.

  •
  The ratification of the appointment of our principal independent auditors will be approved if a majority of the shares entitled to vote and present at the meeting in person or by proxy vote FOR approval.

  Although broker non-votes are counted for determining whether a quorum exists, broker non-votes are not counted as votes cast with respect to those matters for which the broker did not vote.

7.     What are broker non-votes?

  If you hold your shares in a brokerage account, your broker will ask you how you want to vote your shares. Your broker will vote your shares as you direct. However, if you do not give your broker voting instructions, your broker may, at its discretion, direct the vote of your shares for the election of directors and the ratification of our independent registered public accounting firm. For certain other types of proposals, none of which are proposed at this annual meeting, the broker may not vote your shares without your direction. When the broker is not authorized to vote your shares and the beneficial holder does not direct the voting of the shares, it is called a "broker non-vote."

8.     How do I vote by proxy?

  If you are a stockholder of record, you may vote by proxy by any one of the following methods.

  By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominee for director listed below and for the ratification of the appointment of our independent registered public accounting firm.

  By telephone. If you reside in the United States, Puerto Rico and Canada, you may vote by telephone by following the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, May 27, 2008.

  By Internet. You may also vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card. Voting online via the Internet has the same effect as voting by mail. If you vote online via the Internet, do not return your proxy card by mail. You may vote online via the Internet until 11:59 p.m., Eastern Daylight Time, May 27, 2008.

  You may revoke your proxy at any time before the annual meeting by (1) notifying the Company's Secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

9.     How do I vote shares that are held by my broker?

  If you have shares held by a broker or other nominee, for example in your brokerage account, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and online via the Internet.

10.   How do I vote in person?

  If you are a stockholder of record, you may vote your shares in person at the annual meeting. However, we encourage you to vote your proxy by mail, by telephone or online via the Internet, even if you plan to attend the annual meeting.

11.   What does it mean if I receive more than one proxy card?

  If you received more than one proxy, it means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or online via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

12.   Who will bear the cost of soliciting proxies for the annual meeting?

  We will pay for the costs of producing and distributing the proxy statement and other materials and the costs of soliciting proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders.

13.   What is "householding"?

  We have adopted "householding," a practice under which stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address. Stockholders who participate in householding will continue to receive separate proxy cards.

  Beneficial stockholders, that is stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers, or other holders of record.

14.   What if I want to receive a separate copy of the annual report and proxy statement?

  If you participate in householding and wish to receive a separate copy of our annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at (650) 454-1508 or write to the address below and we will deliver the requested documents to you promptly upon your request.

    Investor Relations (Householding)
    PDL BioPharma, Inc.
    1400 Seaport Boulevard
    Redwood City, California 94063

  You can also access our annual report and proxy statement on our website at www.pdl.com.

15.   How do I contact our Board of Directors or a committee of our Board of Directors?

  You may contact our Board of Directors or one or more members, by sending a writing addressed to:

    Board of Directors
    or [individual director(s)]
    Attention: Corporate Secretary
    PDL BioPharma, Inc.
    1400 Seaport Boulevard
    Redwood City, California 94063

  Our Secretary will maintain a log of such correspondence to our Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender's interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

BOARD OF DIRECTORS

Members of the Board of Directors

        Each of our current directors is identified in the table below and biographies of each of our directors follow this table. The term of each of our Class I directors will expire at the annual meeting. L. Patrick Gage, one of these Class I directors, has been nominated and is standing for election at this annual meeting to serve another term that would expire in 2011. Notwithstanding the foregoing, Dr. Gage has delivered to the Board a written resignation providing that he is resigning from the Board effective as of the date that the Company effects the spin-off of its biotechnology related assets into a separate publicly traded company.

Director	Class	Term Expires	Other Positions With the Company	Age	Director Since
Jon S. Saxe, Esq.	I	2008		71	1989
L. Patrick Gage, Ph.D.	I	2008	Interim Chief Executive Officer	65	2003
Richard Murray, Ph.D.	I	2008	Executive Vice President and Chief Scientific Officer	49	2007
Karen A. Dawes	II	2009	Chairperson of the Board	56	2003
Brad Goodwin	II	2009		53	2006
Laurence Jay Korn, Ph.D.	III	2010		58	1986
Joseph Klein III	III	2010		47	2007

        Karen A. Dawes was elected a director of the Company in June 2003 and as Chairperson of the Board in September 2007. She has served as a Principal at Knowledgeable Decisions, LLC, a pharmaceutical consulting firm, a company she founded in 2003. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation's U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997, designing and implementing that company's initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. There she directed launches of Glucotrol/Glucotrol XL®, Zoloft® and Cardura®. Ms. Dawes is also a member of the Board of Directors of Repligen Corporation and Depomed, Inc.

        L. Patrick Gage, Ph.D., was elected as Interim Chief Executive Officer in September 2007 and as a director of the Company in March 2003. Dr. Gage served as our Chairman of the Board from April 2007 to September 2007. From 2003 until January 2008, Dr. Gage served as a Venture Partner with Flagship Ventures. Between 1997 and 2002, Dr. Gage held various positions at Wyeth, serving most recently as Senior Vice President, Science and Technology, and President, Wyeth Research. Prior to joining Wyeth, Dr. Gage held various positions at Genetics Institute, Inc. serving as its President after Wyeth's acquisition of Genetics Institute. Prior to joining Genetics Institute, Dr. Gage held various positions in research management at Roche over an 18-year period. Dr. Gage is also Chairman of the Board of Directors of Neose Technologies, Inc. Dr. Gage also serves as a director or scientific advisory board member of several privately held entities and as a member of the Board of Directors of the Biotechnology Institute and The Philadelphia Orchestra Association. Dr. Gage received his B.S. in physics from the Massachusetts Institute of Technology and his Ph.D. from the University of Chicago.

        Brad Goodwin was elected a director of the Company in April 2006. Mr. Goodwin is currently the co-founder and Executive Chair of Asplendent, a private company developing novel human therapeutics. From 2001 to 2006, Mr. Goodwin served as Chief Executive Officer and a member of the Board of Directors of Novacea, Inc., a publicly held biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for the treatment of cancer. Between 2000 and 2001, Mr. Goodwin served as President, Chief Operating Officer and Founder of Collabra Pharma, a privately held company offering pharmaceutical product licensing and development. Between 1987 and 2000, Mr. Goodwin held various positions at Genentech, Inc., including most recently Vice President of Finance. While at Genentech, in addition to his finance responsibilities, he helped structure and negotiate significant product licenses, including the license of Rituxan®, and developed long-range strategic plans. Mr. Goodwin is currently a member of the Board of Directors of Rigel, Inc., a public biotechnology company, and Amedica Corporation, Asplendent and R&D Logic, Inc., which are privately held entities. Mr. Goodwin received his B.S. degree from the University of California at Berkeley.

        Joseph Klein III was elected a director of the Company in July 2007. Mr. Klein currently serves as Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. Since September 2003, Mr. Klein has also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems, from June 1999 until it merged with WebMD Corporation in September 2000. In the 10 years prior to joining Medical Manager Corporation, Mr. Klein was a portfolio manager and securities analyst at T. Rowe Price Associates, Inc. and The Kaufmann Fund, Inc. Mr. Klein serves on the Board of Directors of BioMarin Pharmaceutical Inc., Isis Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and Savient Pharmaceuticals, Inc., each of which is a publicly traded company. Mr. Klein also serves on the board of directors of two privately held or non-reporting entities. Mr. Klein received a B.A. in economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

        Laurence Jay Korn, Ph.D., one of the Company's co-founders, was elected as one of the Company's first directors in July 1986. Since 2004, Dr. Korn has served as an independent consultant, and also serves on the Board of Directors of Symphogen A/S, a privately held entity. Dr. Korn served as our Chairperson of the Board between July 1986 and May 2002 and as our Chairman of the Board between May 2002 and June 2004. Dr. Korn also served as our Chief Executive Officer from January 1987 until April 2002. From March 1981 to December 1986, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

        Richard Murray, Ph.D., Executive Vice President and Chief Scientific Officer, joined the Company in April 2003, and was elected a director of the Company in February 2007. Dr. Murray initially joined the Company as our Vice President, Research, in April 2003 upon the Company's acquisition of Eos Biotechnology, Inc., a company Dr. Murray co-founded in 1998. Dr. Murray had served as Vice President, Research, of Eos prior to its acquisition. At Eos, Dr. Murray was responsible for the discovery and transition of antibody-based therapeutic candidates from research to development. Prior to Eos, Dr. Murray was a staff scientist, then senior staff scientist at DNAX Research Institute, from 1991 to 1998. Dr. Murray received his Ph.D. from the University of North Carolina in Chapel Hill.

        Jon S. Saxe, Esq., was elected a director of the Company in March 1989. Since 2002, Mr. Saxe has served as an independent consultant, and also serves on the boards of directors of DURECT Corporation, InSite Vision Incorporated, SciClone Pharmaceuticals, Inc., Sciele Pharma, Inc., and several privately held or non-reporting entities. From June 1993 to December 1994, and again from May 2000 until January 2002, Mr. Saxe served as a consultant to the Company. Between May 1999 and April 2000, Mr. Saxe also served as Senior Advisor to our Chief Executive Officer. Between January 1995 and April 1999, Mr. Saxe served as President of the Company. Between 1989 and 1993, Mr. Saxe

served as the President and Chief Executive Officer and a director of Synergen, Inc., a biopharmaceutical company. Between 1960 and 1989, Mr. Saxe served in various positions with Hoffmann-La Roche, most recently as its Vice President, Licensing and Corporate Development. Mr. Saxe received his B.S. from Carnegie-Mellon University, his J.D. from George Washington University School of Law and an L.L.M. from New York University School of Law.

        Three members of our Board of Directors resigned in 2007. Max Link resigned from our Board on April 8, 2007, Samuel Broder resigned from our Board on September 12, 2007, and Mark McDade resigned from our Board on October 1, 2007.

Independence of Directors

        In April 2008, our Board, based on the recommendation of our Nominating and Governance Committee, determined that each of the directors listed below, representing a majority of our Board, are independent directors as defined in Rule 4200 of the Nasdaq Marketplace rules for listed companies.

  Independent Directors

  •
  Karen A. Dawes
  •
  Brad Goodwin
  •
  Joseph Klein
  •
  Laurence Korn
  •
  Jon Saxe

        Our Board, based on the recommendation of our Nominating and Governance Committee, also determined that each member of each of our Compensation, Nominating and Audit Committees was independent during 2007, and is currently independent, under Nasdaq's Marketplace rules for listed companies.

Board Committees

        The table below lists the members of each of the eight committees of our Board as of April 2008.

Committee	Members
Audit	Karen A. Dawes Brad Goodwin (Chairperson) Jon Saxe
Compensation	Karen A. Dawes (Chairperson) Brad Goodwin
Compliance	L. Patrick Gage Jon Saxe (Chairperson)
Equity Grant	L. Patrick Gage
Executive Search	Karen A. Dawes Joseph Klein Jon Saxe (Chairperson)
Finance	Brad Goodwin Joseph Klein (Chairperson) Laurence Korn Jon Saxe
Nominating and Governance	Joseph Klein Laurence Korn Karen A. Dawes (Chairperson)
Scientific Review	Laurence Korn (Chairperson) L. Patrick Gage

        During 2007, our Board also had a committee named the Commercial Review Committee, which was renamed the Commercial Review and Development Committee in September 2007 (the "Commercial Committee"). The primary purpose of the Commercial Committee was to review and approve marketing and sales plans and budgets and provide oversight for our commercial operations and supply chain, including manufacturing, distribution, and inventory. We completed the sale of our commercial product-related assets in March 2008 and our Board dissolved the Commercial Committee shortly thereafter.

Board and Committee Meetings in 2007

        The table below lists the number of meetings that occurred and actions taken by written consent during 2007 of each of the committees other than the Equity Grant Committee. Each director currently serving attended more than 75% of the aggregate number of meetings of our Board and the committees on which each director serves.

	Meetings	Written Consents
Board	22	6
Nominating and Governance Committee(1)(2)	10	0
Audit Committee(1)(3)	33	0
Compensation Committee(1)(2)(3)	24	5
Finance Committee	15	0
Scientific Review Committee	4	0
Compliance Committee	3	0
Commercial Review and Development Committee(4)	2	0
Executive Search Committee	2	0

    (1)
    One of the meetings that occurred was a joint meeting of the Audit, Compensation and Nominating and Governance Committees and is counted as a meeting of each of these committees for purposes of this table.

    (2)
    One of the meetings that occurred was a joint meeting of the Audit and Nominating and Governance Committees and is counted as a meeting of each of these committees for purposes of this table.

    (3)
    One of the meetings that occurred was a joint meeting of the Audit and Compensation Committees and is counted as a meeting of each of these committees for purposes of this table.

    (4)
    In September 2007, our Board changed the name of the Commercial Review Committee to the Commercial Review and Development Committee. In March 2008, our Board dissolved the Commercial Review and Development Committee.

Attendance at Annual Meetings by Directors

        We have no formal policy requiring our directors to attend annual meetings. We believe that annual meetings provide an opportunity for stockholders to communicate with directors and therefore request that each of our directors make a reasonable effort to attend the annual meeting. All eight of our then-serving directors attended the 2007 Annual Meeting of Stockholders.

Nominating and Governance Committee

        Our Nominating and Governance Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.pdl.com.

        The primary purpose of our Nominating and Governance Committee is to:

  •
  Identify individuals qualified to become Board members;

  •
  Select, and recommend to our Board, director nominees for each election of directors;

  •
  Develop and recommend to our Board criteria for selecting qualified director candidates;

  •
  Consider committee member qualifications, appointment and removal;

  •
  Recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

  •
  Provide oversight in the evaluation of our Board and each committee of our Board.

        Our Nominating and Governance Committee regularly assesses the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Evaluation of Director Nominations

        In fulfilling its responsibilities to select, and recommend to our Board, director nominees for each election of directors, our Nominating and Governance Committee considers the following factors:

  •
  the appropriate size of our Board and its committees;

  •
  the perceived needs of our Board for particular skills, background and business experience;

  •
  the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other Board members;

  •
  nominees' independence from management;

  •
  applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

  •
  the benefits of a constructive working relationship among directors; and

  •
  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

        Our Nominating and Governance Committee's goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

        Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and our stockholders.

        Our Nominating and Governance Committee annually evaluates our Board members whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for re-election.

Candidates for Nomination

        Candidates for nomination as director come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If our Nominating and Governance Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

        Our Nominating and Governance Committee's policy is to evaluate any recommendation for director nominee proposed by a stockholder and our bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

  PDL BioPharma, Inc.
  Attention: Corporate Secretary
  1400 Seaport Boulevard
  Redwood City, California 94063

        Our bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year's annual meeting of stockholders.

        Each written notice containing a stockholder nomination of a director at an annual meeting must include:

  •
  the name and address of the stockholder who intends to make the nomination and of the person or persons nominated;

  •
  a representation that the stockholder (1) is a holder of record of our common stock on the date of such notice and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations;

  •
  such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (SEC), had the nominee been nominated, or intended to be nominated, by our Board; and

  •
  the consent of each nominee to serve as a director, if elected.

        Any other recommendation of a director nominee must include:

  •
  the candidate's name, age, contact information and present principal occupation or employment; and

  •
  a description of the candidate's qualifications, skills, background, and business experience during, at a minimum, the last five years, including the candidate's principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

        All director nominees must also complete a customary form of directors' questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Governance Committee.

        Following Dr. Link's resignation from our Board in April 2007, our Nominating and Governance Committee initiated a search for an additional member of our Board. In connection with this search, our Nominating and Governance Committee retained Setren, Smallberg & Associates, Inc. ("Setrin") to assist the committee in identifying and evaluating director candidates who met the Company's nominating criteria. Representatives of Setrin attended two meetings of our Nominating and Governance Committee related to the committee's search efforts.

Audit Committee

        Our Audit Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.pdl.com.

        Mr. Goodwin has served as the Chairperson of our Audit Committee since March 1, 2007 and our Board, based on the recommendation of our Nominating and Governance Committee, has determined that Mr. Goodwin is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Max Link, a former member of our Board, served as the Chairperson of our Audit Committee from January 1, 2007 until March 1, 2007. Our Board, based on the recommendation of our Nominating and Governance Committee, determined that Dr. Link was also an audit committee financial expert. Dr. Link was, and Ms. Dawes, Mr. Goodwin and Mr. Saxe are, independent members of our Board under Nasdaq's Marketplace rules for listed companies.

        The primary purpose of our Audit Committee is to oversee our accounting and financial reporting process and the audits of our financial statements, assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to our Board on the integrity of the financial reports and other financial information we provide to any governmental body or to the public, and on our compliance with these legal and regulatory requirements.

        The functions of our Audit Committee include:

  •
  Monitoring the independence and performance of our independent registered public accounting firm and recommending an independent registered public accounting firm to our Board;

  •
  Reviewing and approving the planned scope of the annual audit and the results of the annual audit;

  •
  Pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

  •
  Reviewing the accounting and reporting principles we apply in preparing our financial statements;

  •
  Reviewing our internal financial, operating and accounting controls and finance and accounting personnel with management and our independent registered public accounting firm;

  •
  Overseeing compliance with the Foreign Corrupt Practices Act;

  •
  Reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports and other financial information we provide to any governmental body or the public, and our compliance with legal and regulatory requirements; and

  •
  Reviewing and approving any transaction that may present potential for conflict of interest, such as with our officers, directors or significant stockholders.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2007.

        The Company's management has the primary responsibility for the preparation, presentation and integrity of the Company's consolidated financial statements and the reporting process, including the effectiveness of the Company's disclosure controls and internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Company's Annual Report on Form 10-K with the Company's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed the Company's consolidated audited financial statements with the Company's independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company's consolidated audited financial statements with generally accepted accounting principles in the United States. Ernst & Young LLP is also responsible for auditing management's assessment of the effectiveness of the Company's internal control over financial reporting, including a discussion of management's judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

        The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as amended by SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the independent registered public accounting firm's independence from the Company and its related entities, and discussed with Ernst & Young LLP that firm's independence from the Company. The Audit Committee met with Ernst & Young LLP with and without management present, to discuss the results of their examination, their consideration of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

  Respectfully submitted,

  Brad Goodwin, Chairperson (appointed March 1, 2007)
  Karen A. Dawes
  Jon Saxe

Compensation Committee

        Our Compensation Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.pdl.com.

        The primary purpose of our Compensation Committee is to discharge our Board's responsibilities relating to compensation and benefits of our officers and directors. In carrying out these responsibilities, our Compensation Committee reviews all components of officer and director compensation for consistency with our Compensation Committee's compensation philosophy, as in effect from time to time.

        The functions of our Compensation Committee include:

  •
  Designing and implementing competitive compensation policies and plans to attract and retain key personnel;

  •
  Reviewing and formulating policy and determining or making recommendations to our Board regarding compensation of our executive officers and directors; and

  •
  Administering our equity incentive plans and granting or recommending grants of equity awards to our executive officers and directors under these plans and overseeing the Equity Grant Committee's exercise of authority to grant awards to non-officer employees of the Company.

        Our chief executive officer does not participate in the determination of his own compensation or the compensation of non-employee directors. However, our chief executive officer makes recommendations to our Compensation Committee regarding the amount and composition of the compensation of our other officers and he generally participates in the Compensation Committee's deliberations about these other officers' compensation.

        Our Compensation Committee retains its own independent compensation consultants to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters. From 2004 until February 2007, our Compensation Committee had from time to time engaged J. Richard & Co. ("J. Richard") as its independent compensation consultant and invited representatives of J. Richard to meetings of the Compensation Committee. In May 2007, our Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin") as its independent compensation consultant. In 2007, J. Richard attended one of our Compensation Committee meetings and Towers Perrin attended five of our Compensation Committee meetings.

        Our Compensation Committee generally engages its independent compensation consultants to provide:

  •
  Assistance in selecting a peer group of companies for executive compensation comparison purposes;

  •
  Comparative market data on the executive and board director compensation practices and programs of peer companies and competitors;

  •
  Guidance on industry best practices and emerging trends and developments in executive and board director compensation;

  •
  Preparation of tally sheets for each executive officer; and

  •
  Advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, (3) stock option awards and (4) restricted stock awards.

        In February 2007, the Company engaged J. Richard to assist us in our planning for increases in the number of shares authorized for issuance under our 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan and, in connection with that effort, reviewing our equity grant practices in light of trends and developments in industry-wide equity grant practices, including with respect to size of awards, eligibility to receive awards and mix and types of awards, including restricted stock and performance-based awards.

        In early 2008, the Company engaged Radford Surveys + Consulting ("Radford") to develop a retention strategy for the Company's employees and advise the Company on evaluating and designing compensation program revisions in light of the changes we have recently undergone, which are described in more detail under the heading "Developments in 2007 and 2008" in the "Compensation Discussion and Analysis" section of this proxy statement. The engagement of Radford was made after management's consultation with our Compensation Committee with respect to the scope of Radford's engagement and evaluation of whether the advice management sought could be obtained from Towers Perrin, our Compensation Committee's independent compensation consultant. Management and our Compensation Committee agreed that management should engage its own compensation consultant in order to ensure the continued independence of Towers Perrin. However, because the scope of the Company's engagement of Radford includes evaluation of our overall compensation program, which impacts all employees, Radford's advice also pertains to our executive compensation programs. Our Compensation Committee continues to obtain its own independent advice from Towers Perrin with respect to executive compensation-related matters. Because our Compensation Committee has been active in the process of evaluating our overall compensation program, our Compensation Committee has invited Radford to attend certain of the committee's meetings and Radford has attended three of our Compensation Committee meetings since we engaged Radford.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee was at any time during 2007 one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Scientific Review Committee

        The primary purpose of our Scientific Review Committee is to:

  •
  Review and evaluate the performance of research management in achieving our strategic goals and objectives and the quality and direction of our research and development programs;

  •
  Discuss with our CEO the overall performance of our research and development management;

  •
  Identify and discuss significant emerging science and technology issues and trends;

  •
  Review our approaches to acquiring new product candidates and technologies necessary to achieve our business objectives;

  •
  Evaluate the soundness and risks associated with the technology in which we are investing our research and development efforts;

  •
  Periodically review our overall patent strategies; and

  •
  Review and evaluate issues affecting our business relating to process development and manufacturing.

Compliance Committee

        The primary purpose of our Compliance Committee is to review, oversee and monitor:

  •
  Our compliance with applicable legal and regulatory requirements;

  •
  Our internal policies and procedures regarding compliance with legal and regulatory requirements; and

  •
  Other aspects of compliance not expressly overseen by other committees of our Board.

Executive Search Committee

        Our Board formed our Executive Search Committee to oversee the search for a new CEO following Mark McDade's determination to resign as CEO of the Company and as a member of the Board in August 2007.

        The primary purpose of our Executive Search Committee is to:

  •
  Identify and evaluate candidates for the position of CEO; and

  •
  Conduct other executive search and retention activities, as necessary.

Finance Committee

        Our Board formed our Finance Committee in September 2007 to oversee our evaluation of strategic transactions, including the sales of our commercial and cardiovascular product related assets and our manufacturing facilities related assets, each of which we closed in March 2008, and to work with the Company's financial and legal advisors and management to review alternative strategic transactions. In March 2008, we announced that we would no longer actively pursue the sale of the Company or of our biotechnology discovery and development business, which were alternatives we had actively pursued since we announced our intent to do so in October 2007. We continue, however, to evaluate alternatives to sell or securitize all or part of our antibody humanization royalties and the Finance Committee will continue to provide oversight and work with the Company's financial and legal advisors and management to review these alternatives.

Commercial Review and Development Committee

        Our Board dissolved our Commercial Review and Development Committee in March 2008 following the sale of our IV Busulfex® product-related rights to Otsuka Pharmaceutical Co., Ltd. and the sale of our Cardene®, Retavase® and ularitide product-related rights to EKR Therapeutics, Inc.

Compensation of Directors

        Our Board last revised its compensation policy for non-employee directors ("Outside Directors") in June 2007. The cash and equity compensation payable to Outside Directors is described below. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

        Each Outside Director who is not the Chairperson of the Board receives a retainer of $35,000 per year. If the Chairperson is an Outside Director, the Chairperson receives a retainer of $60,000 per year.

        Each member of the Audit Committee, other than the Chairperson of the Audit Committee, receives a retainer of $12,000 per year and the Chairperson of the Audit Committee receives a retainer of $24,000 per year for their service as Audit Committee members. Each Outside Director member of each other Board committee, other than the Chairperson of these committees, receives a retainer of $6,000 per year and each Outside Director Chairperson of the foregoing committees, other than the Compensation Committee, receives a retainer of $10,000 per year, for their respective service as members of these committees. The Chairperson of the Compensation Committee receives a retainer of $12,000 per year.

        Each Outside Director also receives cash compensation for attendance at meetings of our Board and committees of our Board as set forth below:

	Attendance in Person	Attendance by Telephone
Board Meetings	$2,000	$1,500
Committee Meetings	$1,000	$750

        All cash compensation paid to Outside Directors for their service on our Board and its committees and attendance on meetings is paid on a quarterly basis in arrears.

        We also reimburse our directors for their travel expenses for Board and committee meetings. Our Board customarily has an annual multi-day off-site meeting to which our Board members often bring their spouses. We reimburse our directors for their spouse's travel expenses for these off-site meetings and, because these reimbursements are reported as income to the directors, we pay our directors a tax gross-up payment to make these reimbursements effectively tax neutral to the directors.

Equity Compensation

        Each Outside Director receives (1) options to purchase 40,000 shares of common stock effective upon election or appointment to our Board and (2) annual grants of options to purchase 20,000 shares of common stock, except that the first annual grant to a new director is pro-rated if the new director was elected or appointed in between annual stockholder meetings. Of the 40,000 option shares granted upon election or appointment, options for 15,000 shares are granted automatically under our 2002 Outside Directors Stock Option Plan immediately after our annual meeting of stockholders or for new directors upon election or appointment, and 25,000 shares are granted by our Board under our 1999 Stock Option Plan. Of the 20,000 option shares granted annually after election or appointment, options for 15,000 shares are granted automatically under our 2002 Outside Directors Stock Option Plan (the "2002 Plan") immediately after our annual meeting of stockholders or for new directors upon election or appointment, and 5,000 shares are granted by our Board under our 1999 Stock Option Plan. We expect that after our 2008 annual meeting stockholders, there will not be sufficient shares reserved under the 2002 Plan to make automatic grants after the Company's 2009 annual meeting of stockholders and that we would make the annual grant of option shares under our 1999 Stock Option Plan, unless we amend the 2002 Plan to increase the share reserve under this plan or otherwise adopt a new equity incentive plan or amend our 2005 Equity Incentive Plan to allow for grants to non-employee directors. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board also receives an additional annual grant of an option to purchase 25,000 shares of common stock, which we grant under our 1999 Stock Option Plan.

        In addition to the annual option grants for service on our Board, each Outside Director that is a member of a committee of our Board (other than the Equity Grant Committee) receives an initial grant upon appointment to the committee and annual grant with respect to service on the committee as set forth in the table below:

	Initial	Annual
Audit Committee Member Grant	2,500	2,500
Compensation Committee Member Grant	1,500	1,500
Other Committee Member Grant (per Committee)	1,000	1,000

        Options granted to our Board members customarily vest monthly over 12 months, subject to the Board member's continued service, except that the initial 40,000-share option grant upon appointment to the Board vests monthly over two years. Those options not granted automatically under our 2002 Outside Directors Plan are customarily granted effective immediately following our annual meeting of stockholders.

2007 Compensation of Directors

        In 2007, our Outside Directors who served during 2007 earned the compensation set forth in the below table.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Samuel Broder(3)	69,750	136,474	206,224
Karen A. Dawes	167,083	297,068	464,151
L. Patrick Gage(4)	99,750	384,308	484,058
Brad Goodwin	144,167	201,361	345,528
Joseph Klein III(5)	61,833	80,462	142,295
Laurence Jay Korn	88,310	222,873	311,183
Max Link(6)	46,166	98,262	144,428
Jon S. Saxe	141,083	212,947	354,030

  (1)
  Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2007 for the stock option awards held by the Outside Directors calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Share-Based Payment (Revised 2004)" ("SFAS 123(R)") and using a Black-Scholes valuation model. See note 3 of our "Notes to consolidated financial statements" in our annual report on Form 10-K filed with the SEC on March 13, 2008 for a discussion of assumptions made by us in determining the compensation costs included in this column.

  (2)
  At December 31, 2007, none of our Outside Directors held any stock awards. The aggregate number of option awards outstanding at December 31, 2007 for each of our Outside Directors and Dr. Gage, who was an Outside Director until September 30, 2007, is set forth in our table below. Information regarding the number of stock and option awards held as of December 31, 2007 by our employee director, Dr. Murray, is set forth in the table titled "Outstanding Equity Awards at December 31, 2007" in the "Compensation Discussion and Analysis" section of this proxy statement.

	Shares Subject to Option Held as of December 31, 2007
Director
	Vested	Unvested	Total
Samuel Broder	47,583	—	47,583
Karen A. Dawes	110,666	37,584	148,250
L. Patrick Gage*	123,999	117,168	241,167
Brad Goodwin	36,000	13,750	49,750
Joseph Klein III	9,083	33,917	43,000
Laurence Jay Korn**	1,277,166	12,084	1,289,250
Max Link	—	—	—
Jon S. Saxe***	466,750	15,250	482,000

      *
      Of the shares subject to option held by Dr. Gage, 100,000 shares subject to option were granted to Dr. Gage in connection with our engagement of Dr. Gage as our Interim Chief Executive Officer in October 2007 and the remaining 141,167 shares subject to option were granted with respect to Dr. Gage's service as an Outside Director.

      **
      Of the shares subject to option held by Dr. Korn, 1,240,000 shares subject to option were granted to Dr. Korn with respect to his service as an officer of the Company,

        all of which have vested, and the remaining 49,250 shares subject to option were granted with respect to Dr. Korn's service as an Outside Director.

      ***
      Of the shares subject to option held by Mr. Saxe, 280,000 shares subject to option were granted to Mr. Saxe with respect to his service as an officer of the Company, all of which have vested, and the remaining 202,000 shares subject to option were granted with respect to Mr. Saxe's service as an Outside Director.

  (3)
  Dr. Broder served as a member of our Board from September 2005 until his resignation from our Board in September 2007.

  (4)
  Dr. Gage served as an Outside Director until October 1, 2007 when the Company elected Dr. Gage to the position of Interim Chief Executive Officer. The fees earned or paid in cash and the stock option award compensation cost recognized for financial statement purposes during 2007 listed in this table include only the amounts attributable to Dr. Gage's service as an Outside Director and do not include any compensation earned, paid or recognized with respect to Dr. Gage's service as an employee of the Company. Information regarding compensation earned, paid or recognized with respect to Dr. Gage's service as an officer of the Company is set forth below in the "Compensation Discussion and Analysis" and "Executive Officer Compensation" sections of this proxy statement.

  (5)
  Mr. Klein joined our Board in July 2007.

  (6)
  Dr. Link served as a member of our Board from June 1993 until his resignation from our Board in April 2007.

EXECUTIVE OFFICERS

        Certain information with respect to our executive officers as of December 31, 2007, except as otherwise noted, is set forth below. Under our bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve, or such officer's successor is elected and qualified.

Name	Age	Position
L. Patrick Gage(1)	65	Interim Chief Executive Officer
Andrew L. Guggenhime	39	Senior Vice President and Chief Financial Officer
David Iwanicki(2)	42	Former Vice President, Sales and Sales Operations
Mark McCamish, M.D., Ph.D.	56	Senior Vice President and Chief Medical Officer
Richard Murray, Ph.D.(1)	49	Executive Vice President and Chief Scientific Officer
Francis W. Sarena(3)	37	Executive Director, Chief Legal Officer and Secretary
Jaisim Shah	47	Senior Vice President, Marketing and Business Affairs
Mark McDade(4)	52	Former Chief Executive Officer
Robert M. Savel, II(5)	40	Former Senior Vice President, Technical Operations
Cynthia Shumate(6)	46	Former Vice President, Legal Affairs, Assistant Secretary and Chief Compliance Officer

(1)
Biographical information for Dr. Gage and Dr. Murray is included in the section titled "Board of Directors" in this proxy statement.

(2)
Mr. Iwanicki's biographical information is included in this section because he was an executive officer and employee of the Company until March 10, 2008.

(3)
Mr. Sarena became an executive officer as of January 21, 2008.

(4)
Mr. McDade's biographical information is included in this section because he was our Chief Executive Officer until October 1, 2007 and is identified as a named executive officer in this proxy statement.

(5)
Mr. Savel's biographical information is included in this section because he was an executive officer until April 1, 2008 and is identified as a named executive officer in this proxy statement.

(6)
Ms. Shumate's biographical information is included in this section because she was an executive officer and employee of the Company until January 18, 2008.

        Andrew L. Guggenhime, Senior Vice President and Chief Financial Officer, joined us in April 2006. Between January 2000 and March 2006, Mr. Guggenhime served at Neoforma, Inc., most recently as Chief Financial Officer. Neoforma was a provider of supply chain management solutions for the healthcare industry before it was acquired by Global Healthcare Exchange, LLC in March 2006. From 1996 until 2000, Mr. Guggenhime was a part of the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as a Vice President, where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. Prior to joining Merrill Lynch & Co., Mr. Guggenhime worked at Wells Fargo & Company in a number of capacities, most recently as Assistant Vice President in Wells Fargo's Real Estate Capital Markets group. Mr. Guggenhime received his B.A. in International Politics and Economics from Middlebury College and his M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University.

        Mark McCamish, M.D., Ph.D., Senior Vice President and Chief Medical Officer, joined us in February 2007. In this role he has been responsible for overall drug development activities and medical affairs. Functions reporting into this position include global regulatory, biometry, clinical operations, clinical development, European clinical development and compliance. From 2003 to February 2007,

Dr. McCamish served as Chief Medical Officer and Vice President of Clinical Development for Perlegen Sciences, Inc., a company that analyzes unique genetic variations in clinical trial participants to develop genetically targeted, late-stage therapeutics and diagnostics. Between January 1998 and September 2003, Dr. McCamish served at Amgen, Inc., most recently as Global Development Leader responsible for the clinical development of Amgen's Aranesp® product in new indications. From 1990 to 1997, he had expanding roles and responsibilities at Abbott Laboratories that included national and international clinical research, design and development of new products in various therapeutic areas. Dr. McCamish received his Ph.D. at Penn State University, his M.D. from the University of California, Los Angeles, and bachelor's and master's degrees from the University of California, Santa Barbara. Dr. McCamish is Board Certified in Internal Medicine and Nutrition & Metabolism.

        Francis W. Sarena, Executive Director, Chief Legal Officer and Secretary, joined us in April 2006 as Corporate Counsel. He was appointed Assistant Secretary in June 2007 and Secretary in November 2007. He was appointed Executive Director and Chief Legal Officer in January 2008. From September 2000 to April 2006, he served as a Corporate Associate at Bingham McCutchen LLP primarily focused on representing clients in merger and acquisition transactions, corporate and securities law matters and equity financing transactions. Mr. Sarena received his J.D. from University of California, Berkeley, Boalt Hall School of Law, and his B.S. in Finance from San Francisco State University.

        Jaisim Shah, Senior Vice President, Marketing and Business Affairs, joined us in August 2000. Between 1997 and 2000, he served in various marketing management positions at Bristol-Myers Squibb Company, most recently as Vice President, Global Marketing for Bristol-Myers Squibb's Neuroscience and GU franchise. Between 1991 and 1997, Mr. Shah served at Roche, most recently as Global Business Leader for oncology and virology based in Basel, Switzerland. Mr. Shah received his M.A. in International Economics from the University of Akron and his M.B.A. in Marketing from Oklahoma University.

        David Iwanicki served as our Vice President, Sales and Sales Operations, from March 2005 until March 2008. Mr. Iwanicki initially joined us upon the completion of our acquisition of ESP Pharma, Inc., having served in the same capacity at ESP Pharma from May 2002 until our acquisition in March 2005. He also served as our site manager of our former New Jersey office. Mr. Iwanicki was part of the initial management team that commercialized ESP Pharma. From 1988 until May 2002, Mr. Iwanicki held various sales, marketing and sales management positions at Eli Lilly and Company, where he was involved with the creation of Eli Lilly's cardiology business unit and cardiology specialty sales force. He later helped create a diabetes specialty sales force of more than 510 sales representatives that launched three new products in three years and also assisted in creating a critical care sales force of 210 representatives. Mr. Iwanicki received his B.A. in Marketing from Western New England College.

        Mark McDade served as our Chief Executive Officer and director of the Company from November 2002 until October 2007. Between December 2000 and November 2002, he served as Chief Executive Officer of Signature BioScience, Inc., a drug discovery company focused on developing treatments and leads for cancer and other diseases. From 1994 until 2000, he served as an officer and a director of Corixa Corporation, a company he co-founded which focused on developing innovative products that regulate immunity. At Corixa, he most recently served as its President and Chief Operating Officer. Before co-founding Corixa, he was Chief Operating Officer of Boehringer Mannheim-Therapeutics. Prior to Boehringer Mannheim-Therapeutics, he served in several positions at Sandoz Ltd., which included business development, product management and general management responsibilities. Mr. McDade currently serves on the board of directors of Cytokinetics, Inc. and serves as a director of two privately-held entities. Mr. McDade received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

        Robert M. Savel, II served as our Senior Vice President, Technical Operations from March 2007 until April 2008. Between July 1999 and March 2007, Mr. Savel held various positions of increasing responsibility at Johnson & Johnson, including most recently as Vice President of Quality and Compliance for the North American Region of Pharmaceuticals (GPSG) of Johnson & Johnson. In his most recent position at Johnson & Johnson, Mr. Savel was part of the North American Pharmaceutical Manufacturing Management Board and led a 500-person, multi-site QA and Lab organization that manufactured biologics, pharmaceuticals, transdermals, cytotoxics, and drug/device combinations. Prior to Johnson & Johnson, Mr. Savel served as a Principal Management Consultant at PricewaterhouseCoopers (PwC). While at PwC, Mr. Savel led consultant teams that drove improvements in culture, organization structure, and performance for pharmaceutical companies. Prior to PwC, Mr. Savel held positions at Ingersoll-Rand Corporation and Virginia Power. Mr. Savel received his B.S. in Mechanical Engineering from Virginia Tech.

        Cynthia Shumate, our former Vice President, Legal Affairs, Assistant Secretary and Chief Compliance Officer, served as an officer from April 2004, when she joined us as our Vice President, Intellectual Property, until January 2008. She previously served as Senior Director and Associate General Counsel, Intellectual Property at Corixa Corporation, a Seattle-based biotechnology company, from 1998 to 2004. Prior to Corixa, Ms. Shumate was a patent attorney at Cell Therapeutics, Inc. from 1997 to 1998, and served as patent attorney at NeoRx Corporation from 1993 to 1997. Ms. Shumate received her J.D. from The John Marshall Law School, Chicago, and her B.S. in Biology from Western Washington University at Bellingham.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

        The goal of our executive compensation program is to effectively motivate our executive leadership to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value. To that end, we seek to maintain an executive compensation program that ensures that we can successfully recruit high quality candidates for senior leadership positions and retain these executives through appropriate awards and incentives tied to their individual performance and their contribution to our overall performance as measured against the achievement of company-wide goals and objectives.

        Our Compensation Committee annually reviews and evaluates the components and effectiveness of our executive compensation program to ensure that our programs are consistent with our overall compensation philosophy, that they contribute to the achievement of corporate goals and that they are aligned with the marketplace in which we compete for executive talent. In conducting its annual review and evaluation, our Compensation Committee has used the services of independent compensation consultants to provide advice regarding executive compensation, including with respect to the composition of our peer group, gathering peer group and other relevant executive compensation information and analysis of this information and preparing "tally sheets" of each officer's compensation for our Compensation Committee's review. From 2004 until February 2007, our Compensation Committee had from time to time engaged J. Richard as its independent compensation consultant and in May 2007, our Compensation Committee engaged Towers Perrin as its independent compensation consultant.

        Our Compensation Committee also solicits and receives input from our Human Resources, Finance and Legal departments and CEO and takes into account this input in determining the structure and amount of compensation for our individual officers. Our Compensation Committee also solicits input from other Outside Directors in evaluating the performance of our CEO. The head of our Human Resources and Legal departments and our CEO customarily attend portions of our Compensation Committee's meetings; however, our CEO is not present during voting or deliberations regarding his compensation. The head of our Human Resources department is not present during voting regarding our CEO's compensation, but may be asked to participate in certain of the deliberations regarding our CEO's compensation.

Developments in 2007 and 2008

        The Company experienced a significant amount of change in 2007 and through early 2008 and our Compensation Committee was particularly active throughout this period addressing a variety of compensation-related matters that emerged as a result of these changes.

        In August 2007, in connection with a months-long evaluation of strategic alternatives that our management and Board conducted, we announced a strategic change to focus the Company on the discovery and development of novel antibodies in oncology and select immunological diseases. As a result of this new strategic focus, we communicated our intent to sell our commercial and cardiovascular product related assets, because the continued ownership of these assets was not aligned with this new strategic direction, and to implement a reduction in force. In October 2007, also in connection with our evaluation of strategic alternatives, we announced a broader plan to actively seek offers for a sale of our entire Company or our key assets. Because of the uncertainty regarding the timing and effect of these planned strategic transactions and the impact of this uncertainty on our employees, our management and Compensation Committee worked together to develop and implement several programs, incentives and benefits designed to retain our employees through these processes. Most of these retention efforts were targeted at non-executive officer employees of the Company, in particular, employees supporting our commercial and cardiovascular related assets.

        In March 2008, we closed the sales of our commercial and cardiovascular product-related assets and our manufacturing facilities-related assets. We also announced in March 2008 that we would no longer actively pursue the sale of the Company or of our biotechnology discovery and development business and would implement a restructuring and reduce our workforce across all functions by approximately 260 positions over approximately 12 months. This announced reduction was in addition to our planned reduction of approximately 320 positions in connection with the closings of our sales of our commercial and cardiovascular product related assets and our manufacturing facilities related assets. Subsequent to these reductions, we expect to have a workforce of approximately 300 employees.

        Because of the cumulative impact on employees of the events in 2007 and early 2008, including the reductions in force and strategic changes and transactions, and the need to retain employees, we offered broad-based cash retention bonuses to employees that we sought to retain after our restructuring as well as to employees that we seek to retain through a defined transition period before eliminating their employment positions.

        Some of the above-referenced retention programs and incentives were targeted at or designed for executive officers of the Company and are described in further detail below.

        Our Compensation Committee is in the process of evaluating what refinements we should make to the Company's compensation philosophy and the design of our executive compensation program in light of the changes we have recently undergone and, in particular, is considering the following factors in this evaluation:

  •
  We have reduced the scope of our operations by divesting our commercial and manufacturing related assets;

  •
  We are now a relatively early-stage biotechnology company focused on the discovery and development of innovative new antibodies for cancer and immunologic diseases; and

  •
  We will have significantly reduced the size of the organization from approximately 1,100 employees in August 2007, when we announced our strategic change, to approximately 400 by early May 2008 and expect to have a headcount of approximately 300 employees by early 2009.

        In April 2008, we announced our plan to separate our biotechnology operations from our antibody humanization royalty assets through a spin-off of our biotechnology assets into a separate publicly traded entity. We expect to complete the spin-off of our biotechnology assets by the end of 2008. Because the vast majority of the Company's employees solely support our biotechnology assets, we expect that the compensation philosophy and executive compensation program of the biotechnology spin-off entity would be similar to that of the Company today, but will reflect refinements to address the factors noted above. We plan to revamp our ongoing (post spin-off) compensation philosophy and executive compensation program, which would be effective after the spin-off, because the Company would then be comprised of a nominal number of employees necessary to support the intellectual properties of the Company and to provide essential reporting and management functions of a public company. The discussion in this Compensation Discussion and Analysis does not include discussion of any changes we may make to our executive compensation program after the spin-off, because we have not yet conducted an evaluation of the changes that would be required after the spin-off and we are not in a position to make meaningful forward looking statements with respect to these potential changes. Our discussion below describes our compensation policies and actions in 2007.

Compensation Program Elements

        Compensation payable to our executive officers is primarily comprised of five elements, which our Compensation Committee believes together motivate our executive officers to perform in a manner that enables us to meet our strategic goals and annual business objectives and increase stockholder value. The five elements which comprise our total compensation program are (1) base salary,

(2) employee benefits, (3) annual cash incentives, (4) equity incentives and (5) change in control and severance benefits. Each of these elements is discussed in more detail below.

Peer Group Selection and Benchmarking

        In early 2007, our Compensation Committee had, with the assistance of J. Richard, selected a peer group of companies consisting of the 10 publicly traded, biotechnology companies listed below, which we believe were our peers for executive compensation purposes and with which competed for executive talent as of early 2007.

Company	Employees(1)	Market Capitalization (millions)(2)	Total Revenue (millions)(3)
Sepracor, Inc.	2,277	$2,186.8	$1,225.2
Amylin Pharmaceuticals, Inc.	1,900	$3,952.2	$781.0
Cephalon, Inc.	2,796	$4,357.4	$1,800.0
Millennium Pharmaceuticals, Inc.	996	$5,022.2	$527.5
Vertex Pharmaceuticals, Inc.	1,150	$3,176.5	$199.0
Imclone Systems, Inc.	1,128	$3,662.5	$590.8
Invitrogen Corporation	4,300	$3,996.1	$1,281.7
OSI Pharmaceuticals, Inc.	477	$2,135.7	$341.0
Alkermes, Inc.	830	$1,184.4	$240.0
Neurocrine Biosciences, Inc.	135	$206.7	$1.2

    (1)
    The number of employees listed for each entity was obtained from the annual report on Form 10-K last filed by the entity.

    (2)
    The market capitalization of each entity was obtained by taking the number of shares outstanding as disclosed by the entity in the periodic report (Form 10-Q or Form 10-K) last filed by the entity before March 31, 2008 and multiplying that number by the closing price of the entity's common stock on March 31, 2008.

    (3)
    Total revenue for each entity was obtained from the entity's annual report on Form 10-K last filed by the entity. Each entity has a December 31 fiscal year end, except for Alkermes, Inc., which has a March 31 fiscal year end.

        Our Compensation Committee used the above peer group in 2007, including in February 2007, in connection with our annual review of executive officer base salaries and annual cash bonus and, in August 2007, in connection with our annual incentive equity grants. We benchmarked the amount and composition of our executive compensation against these peer group companies on a position-by-position basis comparing executive positions with similar breadth and scope of responsibilities. Also, in connection with these reviews, our Compensation Committee considered executive compensation information for Genentech Inc., Amgen Inc. and Gilead Sciences, Inc. Although we do not consider these other companies to be our peers, we compete with these entities for executive talent and our Compensation Committee believed that these entities' compensation practices, in particular, the respective components of total compensation and relative allocation of the different elements of compensation within total compensation, would provide useful reference points.

        Our Compensation Committee, with the advice and input of Towers Perrin, is in the process of compiling a new peer group in connection with our Compensation Committee's evaluation of the Company's compensation philosophy and the design of our executive compensation program in light of the changes we have recently undergone as described above under "Developments in 2007 and 2008." Although, our Compensation Committee has not yet formally selected a new peer group, our

Compensation Committee preliminarily has identified the companies listed in the table below as including most of the likely prospective peers of the biotechnology spin-off entity:

Company	Employees(1)	Market Capitalization (millions)(2)	Total R&D Expense (millions)(3)
Affymax, Inc.	151	$213.5	$69.4
Alexza Pharmaceuticals, Inc.	144	$214.4	$45.6
Arena Pharmaceuticals, Inc.	491	$504.5	$149.5
Cell Genesys, Inc.	302	$185.1	$106.1
Dendreon Corporation	194	$410.7	$76.5
Exelixis, Inc.	735	$730.3	$225.4
Geron Corporation	140	$373.2	$54.6
Incyte Corporation	196	$889.3	$104.9
InterMune, Inc.	132	$569.1	$105.9
Kosan Biosciences, Inc.	91	$66.9	$47.3
Ligand Pharmaceuticals, Inc.	59	$379.9	$44.6
Maxygen, Inc.	96	$239.4	$59.9
Nektar Therapeutics	575	$640.7	$153.6
Neurocrine Biosciences, Inc.	135	$206.7	$82.0
Rigel Pharmaceuticals, Inc.	159	$680.6	$70.4
Seattle Genetics, Inc.	189	$720.9	$64.8
Theravance, Inc.	311	$544.4	$155.3
XOMA Limited	311	$342.5	$66.2
ZymoGenetics, Inc.	570	$672.5	$142.3

    (1)
    The number of employees listed for each entity was obtained from the annual report on Form 10-K last filed by the entity.

    (2)
    The market capitalization of each entity was obtained by taking the number of shares outstanding as disclosed by the entity in the periodic report (Form 10-Q or Form 10-K) last filed by the entity before March 31, 2008 and multiplying that number by the closing price of the entity's common stock on March 31, 2008.

    (3)
    Total research and development expenses for each entity was obtained from the entity's annual report on Form 10-K last filed by the entity. Each entity has a December 31 fiscal year end, except for Exelixis, Inc., which has a December 28 fiscal year end.

        Our Compensation Committee has neither approved nor used this new peer group in connection with compensation decisions, however, we believe it would be relevant with respect to compensation decisions that we may make prior to the spin-off of our biotechnology related assets.

        In addition to the information that our Compensation Committee obtains from its independent compensation consultants, our Human Resources group also periodically purchases third-party compensation benchmark surveys, including the Global Life Sciences Survey produced by Radford Surveys + Consulting ("Radford"), and provides these surveys to our Compensation Committee and prepares and provides additional analyses to assist our Compensation Committee's evaluation and comparison of each element of executive compensation.

        Our Compensation Committee reviews the survey and peer group compensation information prepared by its outside compensation consultant and our Human Resources group, to ensure that our total compensation program for executive officers is competitive and that we retain and properly motivate our executive officers.

Base Salary

        Base salary is the fundamental, fixed element of our executive officers' compensation and the foundation for each officer's total compensation.

        The initial amount of base salary our Compensation Committee determines to pay each of our new executive officers is primarily driven by two factors: (1) the amount the market would pay for similar positions with like responsibilities and (2) the executive officer's experience, knowledge, skills and education. In assessing what the market would pay for a given position, our Compensation Committee relies on peer group executive compensation information prepared by its outside compensation consultants and compensation benchmark surveys we purchase. Our Compensation Committee currently targets the 60th percentile of the market for an executive officer's base salary. However, the executive officer's overall experience and education would then determine where within the market salary range the executive officer's base salary would initially be set.

        Our Compensation Committee annually reviews each executive officer's base salary and customarily adjusts it based on three elements: (1) performance of the officer's respective functional responsibilities against defined objectives, (2) individual performance, using the performance areas identified below, and (3) changes in the competitive marketplace using benchmarks of comparable positions in the biotech industry. To evaluate functional performance, our Compensation Committee receives a performance assessment from our CEO, rating each officer against annually agreed upon objectives. Each executive officer's individual and functional area performance is measured through our annual focal review process, which assesses a variety of performance areas and evaluates whether and to what extent the executive officer's performance exceeds expectations and how consistently or often performance exceeds expectations. The areas for individual performance review include, first and foremost, the meeting of stated objectives and:

  •
  Decision-making ability and exercise of judgment;

  •
  Technical expertise and skills;

  •
  Demonstration of initiative and results achieved;

  •
  Ability to collaborate cross-functionally and teamwork;

  •
  Communication skills;

  •
  Working habits and quality of work;

  •
  Leadership and management skills;

  •
  Coaching, mentoring and development skills; and

  •
  Ability to manage change.

        To ensure that each of our executive officer's is compensated commensurate within market parameters, our Compensation Committee reviews peer group and benchmark survey information, using two outside compensation surveys, to assess the reasonableness and competitiveness of annual base salaries and any proposed salary increase for our executive officers. This benchmarked data helps to ensure that our overall annual adjustments to salary are designed to appropriately reward, incentivize and retain our executive officers.

        Our Compensation Committee reviewed the performance of our former CEO, Mr. McDade, in a fashion similar to the above, on an annual basis, and our Compensation Committee's chairperson customarily provided the overall feedback to Mr. McDade. Our Compensation Committee has relied during the past several years on the use of an outside compensation consulting firm for recommendations regarding CEO compensation matters, and our Compensation Committee retained J. Richards for this purpose in February 2007 and subsequently retained Towers Perrin to provide advice on determining the compensation package offered to Dr. Gage when he joined us as our Interim CEO in October 2007.

        In February 2008, our Compensation Committee evaluated the 2007 performance of each of our officers, including our named executive officers, and the information relating to competitive salary levels, to determine what adjustments should be made to each officer's annual base salary. Based on this evaluation, our Compensation Committee approved the adjustments to our named executive officers' annual base salaries identified in the table below.

	2007 Base Salary	2008 Base Salary	Increase 2007 to 2008 (%)
L. Patrick Gage	$650,000	$650,000	0.0	%(1)
Andrew Guggenhime	$348,081	$362,050	4.0%
Richard Murray	$421,350	$442,450	5.0%
Mark McCamish(2)	$360,000	$383,100	6.4%
Robert Savel, II(3)	$285,000	$296,900	4.2%
Mark McDade(4)	$650,000	N/A	N/A

    (1)
    Our policy is to not provide any increase in annual base salary during our annual performance evaluation to employees who initially start with us after September 30 of the preceding year. Dr. Gage therefore did not receive an increase in base salary because he started as Interim CEO in October 2007.

    (2)
    Dr. McCamish joined the company on February 21, 2007, therefore his increase was pro-rated by 11/12ths or 92%.

    (3)
    Mr. Savel joined the company on March 30, 2007, therefore his increase was pro-rated by 10/12ths or 83%.

    (4)
    Mr. McDade's 2007 salary information is included in this section because he was our Chief Executive Officer until October 1, 2007 and is identified as a named executive officer in this proxy statement.

        With respect to officers other than Dr. Gage, our Compensation Committee based its determination of salary adjustments for executive officers on a review of the information on competitive salary levels and the CEO's assessment of the individual officer's performance as presented by the CEO, compared to individual objectives. With respect to Dr. McCamish's salary increase, the Compensation Committee considered in particular his overall leadership and the progress attained in his organization.

Employee Benefits

        We provide our employees, including our executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides that we will match contributions up to certain limits based on tenure of employment, and our tax-qualified employee stock purchase plan. The costs of our insurance coverage benefits are largely borne by us, however, employees do pay portions of the premiums for some of these benefits. We believe these benefits are of the type customarily offered to employees by our peer group and in our industry.

        This element of compensation is intended to provide assurance of financial support in the event of illness or injury, encourage retirement savings through a 401(k) plan and encourage equity ownership by our employees through our employee stock purchase plan.

Annual Cash Incentive

        Another component of our executive officers' total compensation is the annual cash bonus. The annual cash bonus is intended to reward our executive officers for their individual contributions and our performance during the year and for our overall performance.

        Each employee's baseline target bonus, including each officer's target bonus, is determined based on the salary grade or level of the employee and equals a percentage of the employee's annual base salary. Our Compensation Committee has approved the target bonus levels by salary grade level for all officers and employees, based on review of peer and benchmarking data and taking into consideration the targeted levels of other elements of compensation. The targeted bonus levels are intended to put a higher amount of total compensation and cash compensation at risk based on our performance and individual performance for officers and employees with relatively higher responsibilities. Our Compensation Committee reviews the target bonuses for executive officers each year with this goal in mind.

        The actual amount of bonus to be received by each executive officer is adjusted from the target bonus level based on our performance during the year, as determined by our Board, and individual performance of the officer during the year. As noted above, our CEO conducts the annual assessment of the performance of executive officers other than our CEO, and our Compensation Committee reviews our CEO's assessment of the other executive officers. Our Compensation Committee is solely responsible for evaluating our CEO's performance and assesses his performance annually. The individual performance of each officer is reviewed by our Compensation Committee, which determines the amount of target bonus adjustment.

2007 Performance Bonus Program

        In February 2007, our Board approved a performance-based bonus program for calendar year 2007 (the "2007 Performance Program") pursuant to which eligible employees, including our officers, would receive cash bonuses for the successful achievement of certain corporate goals during 2007. A majority of the goals in the 2007 Performance Program related to objectives for programs in development, including our Cardene lifecycle management program, and the other goals related to corporate financial objectives. Goals related to the advancement of our drug development efforts were more heavily weighted (57% aggregate weighting) than were our corporate financial goals (30% aggregate weighting) because we believed that advancing our drug development efforts in 2007 were of primary importance to our achievement of our long-term goals. The bonus pool under our 2007 Performance Program was subject to a potential increase of up to 40% of the aggregate target bonus if we would have overachieved on some of our primary goals and by up to an additional 20% if we would have achieved certain stretch goals we set related to partnerships and collaborations.

        In June and October 2007, our Compensation Committee reviewed management's estimate of the Company's performance against the goals under the 2007 Performance Program and provided input as to the reasonableness of management's estimates used for financial statement accrual purposes. In February 2008, our Compensation Committee assessed the relative achievement by the Company of each of the goals under our 2007 Performance Program. The goals under the 2007 Performance

Program, their respective possible weighting and the actual weighting based on our Compensation Committee's assessment of our performance are set forth in the table below.

	Primary Goals		Overachievement Goals
Goal Category	Possible Weighting	Actual Weighting	Possible Weighting	Actual Weighting
1. Cardene lifecycle management efforts	22%	11%	10%	—
2. Nuvion (visilizumab) development program	17%	8.5%	5%	—
3. Partnering and in-licensing transactions	13%	—	20%	—
4. Daclizumb development program in multiple sclerosis	9%	9%	—	—
5. HuLuc63 and PDL192 development programs	9%	7%	10%	—
6. Budgeted net product sales and gross margin	20%	19%	5%	—
7. Budgeted EBITDA	10%	10%	10%	10%

Total	100%	64.5%	60%	10%

        A description of the significant factors considered by our Compensation Committee in making its bonus determination with respect to each numbered goal is included below.

  1.
  We fulfilled certain Cardene formulation development related objectives, but did not advance our pediatric study of Cardene IV to the extent we had aimed to and therefore our Compensation Committee determined to fund half of the possible weighting for this goal.

  2.
  We timely began patient enrollment in our RESTORE 2 clinical trial of Nuvion, but did not achieve additional enrollment goals because we terminated our Nuvion development program in August 2007 and therefore our Compensation Committee determined to fund half of the possible weighting for this goal.

  3.
  We did not execute any of the collaboration or in- or out-licensing transactions we had sought to complete in 2007.

  4.
  We successfully advanced the development of daclizumab in multiple sclerosis, including advancement of the CHOICE and SELECT clinical studies.

  5.
  We met our patient enrollment objective for our HuLuc63 clinical trial program in multiple myeloma, however, management determined to conduct additional pre-clinical work in our PDL192 development program to more thoughtfully advance the overall program, which caused us to miss the objective we set in February 2007 for our PDL192 program.

  6.
  Our actual net product sales and gross margin were slightly below the amounts for which we had originally budgeted and our Compensation Committee determined to fund just below the possible weighting for this goal.

  7.
  Our EBITDA exceeded by more than 150% the amount for which we had budgeted.

        Based on the above assessment, the 2007 Performance Program would have been funded at 74.5%. Our Compensation Committee, in the exercise of its discretion, determined to increase the overall funding of the 2007 bonus pool to 80% to recognize the Company's achievement of strategic goals and objectives that were adopted in the second half of 2007, which were not included as goals or objectives under the 2007 Performance Program when it was originally developed and adopted. These additional strategic goals and objectives included advancing the Company's strategic evaluation process and the process to seek offers for the sale of our entire Company or of our key assets, including our commercial and cardiovascular product related assets.

        The target bonus for each of our named executive officers for the bonuses earned in 2007, as adjusted for performance under the 2007 Performance Program and individual officer performance, are included in the table below. The actual bonuses earned by each named executive officer in 2007 are listed in the Summary Compensation Table in the "Bonus" column.

Named Executive Officer	Initial Target Bonus (unadjusted)		Final Bonus (adjusted for Company and individual performance(1))
L. Patrick Gage(2)	75%		—
Andrew Guggenhime	37.5%		33.0%
Richard Murray	50%		41.5%
Mark McCamish	37.5	%(3)	34.7%
Robert M. Savel, II	37.5	%(4)	26.3%
Mark McDade(5)	N/A		N/A

    (1)
    The target bonus of each named executive officer was multiplied by 80%, the performance multiplier under our 2007 Performance Program, before further adjustment to reflect individual performance.

    (2)
    Because of the relatively short period during which Dr. Gage served as Interim CEO during 2007 and the expectation that he would cease serving as Interim CEO when the Company engages a new CEO, the search for which is ongoing, our Compensation Committee decided to determine the amount of any bonus that should be earned with respect to Dr. Gage's service as Interim CEO, including with respect to his 2007 service, at the time we engage a new CEO.

    (3)
    In accordance with our policy of pro rating bonuses of employees that start their employment with us after the start of the year and because Dr. McCamish started his employment with us in February 2007, Dr. McCamish's target bonus was prorated by 11/12ths or 92% and equaled 34.4% after the pro-ration factor was applied but before applying any adjustments for Company or individual performance.

    (4)
    Mr. Savel joined the company on March 30, 2007, therefore his target bonus was pro-rated by 10/12ths or 83% and equaled 31.3% after the pro-ration factor was applied but before applying any adjustments for Company or individual performance.

    (5)
    Mr. McDade is listed in this chart because he was our Chief Executive Officer until October 1, 2007 and is identified as a named executive officer in this proxy statement. Mr. McDade was not eligible for a bonus with respect to his 2007 service because he was not an employee as of bonus payout in February 2008.

        In determining Mr. Guggenhime's bonus, the Compensation Committee took into account his leadership role and extensive efforts in the Company's strategic review and sales processes offset by the existence of material weaknesses in the Company's internal controls over financial reporting during 2007. The Compensation Committee considered Dr. McCamish's overall leadership and the progress attained in his organization in determining his bonus. With respect to determining Mr. Savel's bonus, the Compensation Committee recognized his efforts in taking a lead role in the effort which resulted in the successful sale of our Minnesota manufacturing facility and related assets.

        Toward the end of 2007 and into the beginning of 2008 we set a variety of goals, which we supplemented and refined in March 2008 after we closed the sales of our commercial and cardiovascular product related assets and our manufacturing facilities related assets and implemented a restructuring and significant workforce reduction. We continue to work with our Board to refine our goals further in light of our decision in April 2008 to separate our biotechnology operations from our antibody humanization royalty assets through a spin-off of our biotechnology assets into a separate publicly traded entity, which we expect to complete by the end of 2008. Because of the significant recent changes in our organization and our continuing transitions, we have not yet finalized our goals for 2008 or determined the weightings for our goals for purposes of determining employee bonuses for 2008. We expect that our goals will be divided into the four general areas identified below and will include the generally described goals listed below.

  1.
  Complete Transition of Organization

    •
    Reduce operating expenses

    •
    Timely perform transition service agreements with EKR, Otsuka and Genmab

    •
    Obtain FDA approval of new Cardene formulation

    •
    Effect spin-off of biotechnology assets and operations

  2.
  Advance the Clinical Pipeline (daclizumab, HuLuc63, M200 and PDL192)

  3.
  Advance Preclinical Development

    •
    Advance PDL241 preclinical program

    •
    Identify next IND candidate program(s)

    •
    Leverage antibody engineering technologies to optimize antibody therapeutics

  4.
  Utilize Collaborations Effectively

    •
    Execute collaborative agreement for at least one development product

    •
    Actively evaluate novel, early stage antibody candidates for in-licensing

Equity Incentives

        We believe that equity awards encourage the perspective necessary to meet longer-term financial and strategic goals and more closely align the interests of our employees with those of our stockholders. These awards cause our employees to think like owners because the value of equity awards, especially stock options, increases only if the value of our common stock increases. The long-term incentive of equity awards provides balance to the shorter-term and-medium-term focus that base salary and annual bonuses may foster in isolation, thereby promoting thoughtful, balanced decision-making by our employees. We also believe that equity incentives are a key part of our ability to attract and retain employees, especially officers, in a highly competitive labor market.

        Prior to 2005, our equity incentive plans only allowed for the grant of stock options and stock options were the only form of equity incentive we awarded to our employees. In 2005, our Board and stockholders approved our 2005 Equity Incentive Plan, which allows for the grant of a variety of incentive awards including stock options, stock appreciation rights, restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards. We believe that this greater array of available awards permits a more tailored approach to incentive practices better suited to assisting us with attracting and retaining employees and will, to the extent full value or non-equity awards are granted, mitigate the dilutive effect that stock option grants alone have. Since the adoption of our 2005 Equity Incentive Plan, we have granted restricted stock awards, in addition to stock options, to our executive officers and in September 2007 broadened our use of restricted stock awards and granted awards to certain non-officer employees, largely for retention purposes after our strategic change announcement in August 2007. We anticipate continuing our granting of restricted stock awards to a broader group of employees than just executive officers; however, we will continue to use stock options as the primary form of equity incentive award.

        As noted above, our Compensation Committee is in the process of evaluating what refinements we should make to the Company's compensation philosophy and to the design of our executive compensation program in light of the changes we have recently undergone and expect to implement. For example, as we become a smaller-sized, earlier-stage biotechnology company, equity awards may represent a greater proportion of total compensation than was the case when we were a fully-integrated biopharmaceutical company.

New Hire Grants

        We grant to all our new employees stock option awards in connection with the start of their employment. The number of option shares granted to a new employee is customarily based on the salary grade of the new employee and is subject to grant size guidelines established by our Compensation Committee. Because compensation packages for executive officers tend to be more highly negotiated than are compensation packages for other employees, equity awards to executive officers may vary from the guidelines customarily followed to a greater degree than awards to other employees and may include a mix of stock options and restricted stock. For retention purposes, we target the size of our equity grants to be competitive with our peers and roughly at the 60th percentile based on compensation survey data we obtain.

        Our new hire grant for Dr. Gage, our Interim CEO, who was engaged in October 2007, was not determined in a manner consistent with the above determination largely because of the interim nature of the position. In determining the target size of the grant to Dr. Gage, our Compensation Committee did not evaluate the size or value of a new hire, chief executive officer grant at the 60th percentile and instead used as a reference point the last annual incentive stock option grant that had been granted to our former Chief Executive Officer, which was an option to purchase 140,000 shares. Because we were in the midst of a process to pursue the sale of the Company or of our key assets, with the expectation that the Company could be acquired in less than a year, our Compensation Committee determined that the new hire grant to our Interim CEO should be less than 140,000 option shares. After receiving input from Towers Perrin and negotiating with Dr. Gage, our Compensation Committee agreed to grant Dr. Gage a new hire option to purchase 100,000 shares.

        On average, the grant date fair value of our new hire stock option grants to new officers, computed in accordance with FAS123R, equals approximately 130% of the total annual cash compensation, which is composed of starting annual base salary plus the target bonus amount. However, the actual ratio of grant date fair value to total annual cash compensation can vary significantly depending on our compensation negotiations with a new officer and the market price of our common stock on the date the new hire stock option is granted.

        Stock option grants to new employees, other than officers, are customarily approved and granted by the Equity Grant Committee of our Board on the first business day of the week following the new employee's start date and have an exercise price equal to the closing price of our common stock on the date of grant. We believe that the process of granting new hire option grants on a weekly basis provides an even-handed, fair approach for our employees generally, because the new hire stock option grant to each new employee is granted closer in time to the employee's decision to accept an employment offer than if grants were made on a monthly, quarterly or less-frequent basis. Stock option grants to promoted employees, other than officers, are also customarily approved and granted by the Equity Grant Committee on the first business day of the first week after the date of the promotion. Most promotions occur in March in connection with the annual performance review process, however, promotions also occur from time to time throughout the year. Our new hire and promotion stock option grants vest over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48 of the shares subject to the option vesting monthly after the first anniversary.

        The Equity Grant Committee is not authorized to grant equity awards to those officers that would be deemed "officers" ("Section 16 Officers") under Rule 16a-1(f) under the Securities Exchange Act of 1934 (the "Exchange Act"). Grants to Section 16 Officers are made only by our Compensation Committee. Grants to other officers are also customarily made by our Compensation Committee and not by our Equity Grant Committee, even though our Equity Grant Committee also has the authority to grant equity awards to these other officers. Our Compensation Committee customarily approves the general terms of employment offers to prospective new officers, subject to limitations to allow our management to negotiate final terms with the candidate. The equity award grant negotiated with the prospective new officer is then sent to our Compensation Committee for approval after the officer candidate accepts our employment offer but before the start of employment. Because stock option grants to newly hired officers are customarily approved prior to the start of employment, these grants are usually effective on the officer's employment start date and have an exercise price equal to the closing price of our common stock on the officer's employment start date, which is the grant date. Our Compensation Committee also approves equity awards to officers in connection with promotions. These grants are customarily effective on the date of the promotions.

Annual Incentive Grants

        In addition to new hire option grants, we have historically granted employees, including our officers, mid-year stock option awards. In 2005, we granted certain executive officers restricted stock awards in lieu of mid-year stock option awards. In 2006, our mid-year awards to certain executive officers consisted of a mix of restricted stock awards and stock option awards. Our mid-year stock option and restricted stock grants tend to be on average approximately half the size of the grants that would otherwise be made to a new hire of the same salary grade, although an employee's individual performance affects the actual size of the grant with higher performers receiving larger awards and lower performers receiving smaller or no awards. The goal of our annual equity incentive grant is to provide officers and employees with continued incentives to improve corporate performance and continuing retention benefits.

        We allocate between stock options and restricted stock awards to our executive officers on a case-by-case basis with awards weighted to either stock options or restricted stock for individual officers or employees based on our Compensation Committee's assessment in individual cases of the relative motivational impact of the respective types of equity and consistent with our Compensation Committee's goal to minimize dilution of stockholders. Our Compensation Committee determines the number of option shares or shares of restricted stock to be granted to each individual officer based on a review of:

  •
  The officer's position at the Company,

  •
  His or her individual performance,

  •
  The number of unvested stock options and restricted shares held by the officer,

  •
  The amount that the officer's stock options are "in the money," that is the extent to which the current market price exceeds the exercise price of the officers stock options, and

  •
  Other factors, including independent equity compensation survey data.

        Our mid-year stock option grants have an exercise price equal to the closing price of our common stock on the date of grant and vest with respect to 1/48 of the shares subject to the option on a monthly basis after the grant date. Mid-year restricted stock grants vest annually with respect to 25% of the shares subject to the grant.

        In August 2007, our Compensation Committee made annual grants of stock options to our executive officers based on the above criteria.

Policy on Timing of Equity Grants

        We do not have any plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information. We also do not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our executive officers. Under our equity compensation plans:

  •
  Equity grants approved by our Board or Compensation Committee are granted effective as of the date of the meeting (the "Grant Date"), provided that if public announcement of material information other than quarterly earnings is anticipated, our Board or Compensation Committee may, at its discretion, defer the Grant Date until the third trading day after such release.

  •
  Equity grants approved by our Board or Compensation Committee pursuant to a unanimous written consent are effective as of the first business day of the week following the receipt by the Company of the last signature required for such consent, unless another effective date is specified by the terms of such consent.

  •
  Equity grants to our new employees are customarily granted effective on the first business day of the week following the start date for such employees.

  •
  Equity grants to existing employees for promotion or to reward performance are customarily granted effective on the first business day of the week following the final approval of the promotion.

Change in Control and Severance Benefits

        Our change in control benefits are intended to retain our officers during the pendency of a proposed change of control transaction and to align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Our Compensation Committee has determined that offering change in control benefits would better ensure the retention of our officers during the pendency of a potential change in control transaction. Without these benefits, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value in any such transaction, and align our officers' interests with those of our stockholders in change in control transactions. The potential payments that each of our named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2007 are set forth under the section titled "Potential Payments Upon Termination or Change in Control" in this proxy statement.

Executive Retention and Severance Plan

        In October 2001, we adopted our Executive Retention and Severance Plan, or the "retention plan," which provides for the acceleration of vesting of equity awards and severance benefits in connection with a "change in control." Each of our officers, including our named executive officers but excluding Dr. Gage, due to his service as our interim CEO, is eligible to receive benefits under the retention plan. The extent of vesting acceleration and amount of severance payable to an officer is based on whether an officer is a "participant," "executive committee member" or the "chief executive officer" under the retention plan. Each of our named executive officers other than Dr. Gage is currently an executive committee member.

        A change in control under our retention plan is deemed to occur if:

  •
  any person or entity becomes the "beneficial owner" of 40% or more of (1) the outstanding shares of our common stock or (2) the total combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

  •
  we are a party to a merger or consolidation which results in the holders of our voting securities outstanding immediately prior to the merger or consolidation failing to retain immediately after such merger or consolidation beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or the directors of the surviving entity outstanding immediately after such merger or consolidation;

  •
  the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or

  •
  a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are "incumbent directors" (as defined in the retention plan).

        Immediately prior to a change in control, regardless of whether or not the surviving or acquiring entity assumes or issues substitute awards for stock options, 100% of the unvested portion of stock options and restricted stock held by our CEO would become vested.

        Immediately prior to a change in control in which the surviving or acquiring entity assumes or issues substitute awards for stock options, 50% of the unvested portion of stock options and restricted stock held by each of our other executive committee members would become vested. No acceleration of the vesting of stock options and restricted stock held by our other officers would occur in such a change in control. However, if the surviving or acquiring entity in a change in control does not assume options or restricted stock or otherwise issue substitutes for those awards, then, immediately prior to the change in control, 50% of the unvested portion of restricted stock held by each non-CEO executive committee member would become vested and the vesting of each officer's stock options (including non-executive committee members) would accelerate as follows:

  •
  If the officer has been employed for more than two years, then 100% of the unvested portion of the officer's stock option would become vested; or

  •
  If the officer has been employed for less than two years, then (1) 50% of the unvested portion of the officer's stock option would become vested or (2) if the following method would result in a greater number of option shares becoming vested, the unvested portion shall become vested to the extent it would have become vested had the officer been employed for an additional two years.

        We believe that the "single trigger" acceleration of unvested stock options and restricted stock described above provides an incentive for our officers to remain employed with us through the closing of the change in control. Without the above-described acceleration of equity awards, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the acquiring or surviving entity, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.

        The retention plan also provides for severance and health and life insurance continuation benefits and the further acceleration of equity awards in the event the participating officer's employment is terminated other than for "cause" or the officer terminates his or her employment for "good reason" (each, a "triggering termination"). The severance benefits granted and equity acceleration that occurs in connection with a triggering termination are conditioned on the officer's execution of a general release of all claims against us in a form prescribed by the retention plan.

        If the CEO's employment is terminated other than for "cause" or the CEO terminates his or her employment for "good reason" within three years of a change in control, then:

  •
  100% of the unvested portion of stock options and restricted stock held by our CEO, including awards granted by the surviving or acquiring entity after the change in control, would become vested;

  •
  stock options held by the CEO would remain exercisable for six months after termination;

  •
  the CEO would continue to receive health and life insurance benefits for three years after the triggering termination; and

  •
  the CEO would receive a lump sum payment equal to three times the sum of the CEO's "annual base salary" and "annual bonus."

        If the employment of a non-CEO Executive Committee Member is terminated other than for "Cause" or the officer terminates his or her employment for "good reason" within three years of the change in control, then:

  •
  100% of the unvested portion of stock options and restricted stock held by the officer, including awards granted by the surviving or acquiring entity after the change in control, would become vested;

  •
  stock options held by the officer would remain exercisable for six months after termination;

  •
  the officer would continue to receive health and life insurance benefits for two years after the triggering termination; and

  •
  the officer would receive a lump sum payment equal to two times the sum of the officer's "annual base salary" and "annual bonus."

        For purposes of the retention plan, the term "annual base salary" means an amount equal to the greater of (1) the officer's annual base salary immediately prior to the triggering termination or (2) the officer's annual base salary immediately prior to the change in control and the term "annual bonus" means an amount equal to the greater of (1) the aggregate amount of all bonuses earned by the officer during the fiscal year immediately prior to the change in control, (2) the aggregate amount of all bonuses earned by the officer during the fiscal year immediately prior to the triggering termination, or (3) the aggregate of all annual bonuses that would be earned by the officer at the targeted annual rate assuming attainment of 100% of all applicable performance goals in the year which the triggering termination occurs.

        For purposes of the retention plan, the term "cause" means the occurrence of any of the following, as determined by not less than two-thirds of our Board at a meeting of our Board called for such purpose (after reasonable notice to subject person and an opportunity, together with counsel, to be heard before our Board):

  •
  Such person's theft of our property, act of dishonesty or fraud against us, or intentional falsification of any employment or other record of ours;

  •
  Such person's improper use or disclosure of our confidential or proprietary information;

  •
  Such person's gross negligence or willful misconduct in the performance of assigned duties (but not mere unsatisfactory performance), subject to cure within a limited period of time; or

  •
  Such person's conviction (including any plea of guilty or nolo contendere) of a felony which materially impairs such person's ability to perform his or her duties to us.

        In the event that any payment or benefit received by a participant under the retention plan or otherwise payable to the participant would be subject to the excise tax imposed by Section 280G and

Section 4999 of the Internal Revenue Code, we would also make a tax "gross-up" payment under the retention plan to the participant so that the net amount retained by the participant from all payments after deduction of applicable taxes, including excise tax, penalties and interest with respect to these payments, equals the net amount that the participant would have retained in the absence of the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code.

2008 Retention and Severance Benefits

        In March 2008, our Compensation Committee approved certain severance benefits for:

  •
  Richard Murray, our Executive Vice President and Chief Scientific Officer

  •
  Mark McCamish, our Senior Vice President and Chief Medical Officer

  •
  Andrew Guggenhime, our Senior Vice President and Chief Financial Officer

  •
  Jaisim Shah, our Senior Vice President, Marketing and Business Affairs

        In the event Dr. Murray's, Dr. McCamish's, Mr. Guggenhime's or Mr. Shah's employment with us is terminated without "cause" prior to a "change in control" (both as defined in our 2005 Equity Incentive Plan), and such individual remains employed in good standing through such date and signs and does not revoke a general release of all claims, such individual would be eligible to receive:

  •
  a lump sum severance payment equal to one year of his annual base salary plus 100% of his target annual bonus,

  •
  12 months of company-paid COBRA benefits,

  •
  six months of outplacement services, and

  •
  acceleration of the vesting of 50% of the total number of shares originally subject to each of the individual's stock options.

        In March 2008, our Compensation Committee also approved retention bonuses payable to each of Dr. Murray, Dr. McCamish, Mr. Guggenhime and Mr. Shah in the amounts and on the dates set forth below, provided that such individual remains employed in good standing through such date and signs and does not revoke a general release of all claims.

	Retention Bonus Payment Date
	September 30, 2008	June 30, 2009	December 31, 2009
Richard Murray Executive Vice President and Chief Scientific Officer	$81,000	$81,000	$108,000
Mark McCamish Senior Vice President and Chief Medical Officer	$69,000	$69,000	$92,000
Andrew Guggenhime Senior Vice President and Chief Financial Officer	$66,000	$66,000	$88,000
Jaisim Shah Senior Vice President, Marketing and Business Affairs	$60,000	$60,000	$80,000

        In the event Dr. Murray's, Dr. McCamish's, Mr. Guggenhime's or Mr. Shah's employment with us is terminated without cause prior to December 31, 2009, such individual would be eligible to receive a prorated amount of the next retention bonus that such individual would otherwise have earned. If such employment termination occurs before September 30, 2008, the proration would be based on the number of months between March 4, 2008 and such termination date, rounded up to the nearest whole month. Otherwise, such proration would be based on the number of months between the last retention bonus payment date and the date of such termination, rounded up to the nearest whole month.

        In the event Dr. Murray's, Dr. McCamish's, Mr. Guggenhime's or Mr. Shah's employment with us is terminated without cause following a change in control and prior to December 31, 2009, such individual would be eligible to receive the full unearned amount of the retention bonuses provided such individual signs and does not revoke a general release of all claims.

        In the event Dr. Murray's, Dr. McCamish's, Mr. Guggenhime's or Mr. Shah's employment with us is terminated for cause or such officer voluntarily terminates employment with us, such individual would not receive any unearned portion of the retention bonuses.

        Also, none of the foregoing severance benefits or retention bonuses would be due in the event that Dr. Murray's, Dr. McCamish's, Mr. Guggenhime's or Mr. Shah's employment is terminated in connection with the spin-off of our biotechnology related assets into a separate company, provided that such officer receives from the spun off biotechnology company an offer of employment for a comparable position, which provides for retention bonuses and severance benefits consistent with what is described above.

Severance Benefits for Interim CEO

        Pursuant to the terms of our employment offer letter, as amended, with Dr. Gage, our Interim Chief Executive Officer, in the event Dr. Gage and our Board agree that Dr. Gage should resign as an employee of the Company but continue serving as a member of our Board, the number of vested shares under his new hire option grant of 100,000 shares would be increased by 50,000 shares (not to exceed 100,000 vested option shares in total) on the date of such resignation as an employee. In addition, if a change in control occurs during Dr. Gage's employment and prior to the expected payout date for 2008 bonuses, we would pay Dr. Gage a prorated amount of his 2008 bonus immediately prior to the change in control.

        As noted above, Dr. Gage will not be deemed a "participant" under our Executive Retention and Severance Plan.

Severance Benefits for Vice President, Sales and Sales Operations

        Pursuant to the terms of our special severance and retention letter agreement with David Iwanicki, our former Vice President, Sales and Sales Operations, Mr. Iwanicki received a special bonus of $100,000 upon the termination of his employment in March 2008 in connection with the closing of our Cardene®, Retavase® and ularitide product-related rights to EKR Therapeutics, Inc. The letter agreement also provided for severance benefits for which Mr. Iwanicki did not qualify because he accepted an offer of employment from EKR.

Severance Benefits for Former Senior Vice President, Technical Operations

        Pursuant to the terms of our special severance and retention letter agreement with Mr. Savel, our former Senior Vice President, Technical Operations, Mr. Savel received a special bonus of $100,000 upon the termination of his employment in March 2008 when we eliminated his employment position in connection with our sale of our Minnesota biologic manufacturing-related assets to Genmab MN, Inc. (the "Manufacturing Facility Sale"). We also provided severance benefits to Mr. Savel pursuant to this letter agreement because we eliminated his employment position in connection with the closing of the Manufacturing Facility Sale and he did not receive an employment offer for a comparable position with Genmab. The severance benefits provided to Mr. Savel consisted of the following:

  •
  a lump sum severance payment equal to (A) one year of Mr. Savel's annual base salary plus (B) 100% of Mr. Savel's target annual bonus (without giving effect to any company performance or other multiplier);

  •
  12 months company-paid COBRA benefits;

  •
  six months of outplacement services; and

  •
  acceleration of the vesting of 50% of the total number of shares originally subject to each of Mr. Savel's stock options.

Severance Benefits for Former CEO

        Pursuant to the terms of our employment offer letter with Mr. McDade, our former Chief Executive Officer, if Mr. McDade's employment was terminated by us without "cause" (as defined in the retention plan), and Mr. McDade executed and delivered to us a general release in a form reasonably satisfactory to us, Mr. McDade would receive salary and bonus continuation at the same level as his most recently awarded bonus for one year from the date of such termination, or until Mr. McDade accepted a full-time position with another company, whichever occurred first.

        On September 26, 27 and 28, 2007, our Board met to review strategic alternatives available to the Company. Following this meeting, Mr. McDade met with Dr. Gage and offered his resignation from his positions as a member of the Board and as Chief Executive Officer, effective October 1, 2007. Mr. McDade continued as a non-officer employee of the Company after his resignation as Chief Executive Officer, providing assistance in connection with the Company's sale of its commercial and cardiovascular related assets.

        On December 31, 2007, the Company entered into a separation agreement with Mr. McDade, pursuant to which Mr. McDade terminated his employment with the Company effective January 1, 2008. Under this agreement, Mr. McDade is entitled to receive salary continuation for one year, and two payments of $341,250 each, in February and July 2008, each representing 70% of Mr. McDade's 2007 target bonus. In the event of a change in control of the Company (as defined in our Executive Retention and Severance Plan), these payments are accelerated to the extent not yet paid. Mr. McDade is also entitled to reimbursement for 12 months for COBRA health insurance premiums. Mr. McDade provided a general release of claims and an agreement not to solicit our employees and is entitled to reimbursement of up to $7,500 in legal and tax advisory services incurred with respect to his negotiation of the separation agreement. The Company also entered into a one-year consulting agreement with Mr. McDade pursuant to which he will receive $3,000 per day (or $1,500 per half day) for consulting services as requested by the Company that he may provide. As of the date of this proxy statement, we had not requested that Mr. McDade provide any such consulting services.

Tax Considerations

        Our Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility for federal income tax purposes of executive compensation paid to our CEO and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Our 2007 annual bonuses and the income deemed received upon the vesting of restricted stock awards granted under the 2005 Equity Incentive Plan do not qualify for an exemption from these deductibility restrictions, while income from stock options granted under the 1999 Stock Option Plan or the 2005 Equity Incentive Plan generally qualifies for an exemption from these restrictions. Both current members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is and has been solely responsible for granting stock options to executive officers. In the future, our Compensation Committee will continue to evaluate the advisability of exempting executive compensation from the deductibility limits of Section 162(m). Our Compensation Committee's policy is to qualify our executives' compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives.

Stock Ownership Guidelines

        The Board believes that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders and, as a result, has adopted stock ownership guidelines stating that our non-employee directors, our CEO and the five most highly compensated officers (based on annual base salary), other than our CEO, should maintain certain minimum ownership levels of our common stock.

        Our stock ownership guidelines encourage the following levels of ownership:

  •
  Each non-employee director should own shares of common stock with a value of at least three times the annual cash retainer we pay to the non-employee director by the later of (1) April 2012 or (2) seven years after the date the person initially becomes a non-employee director;

  •
  Our CEO should own shares of common stock with a value of at least three times the CEO's annual base salary by the later of (1) April 2012 or (2) seven years after the date the person initially becomes CEO; and

  •
  Our five most highly compensated officers (based on annual base salary) other than our CEO should own shares of common stock with a value of at least two times the officer's annual base salary by the later of (1) April 2012 or (2) seven years after the date the person initially becomes such an officer.

        The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual's personal circumstances, application of the ownership guidelines would result in a hardship.

Prohibition Against Certain Equity Transactions

        Our Trading Compliance Policy prohibits our officers from engaging in "short" sales and hedging or monetization transactions which could reasonably cause our officers to have interests adverse to our stockholders. "Short" sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline in value. We prohibit our officers from entering into "short" sales because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer's incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. Our officers are also prohibited under our Trading Compliance Policy from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 19 to 39 of this proxy statement. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007.

  Respectfully submitted,

  Karen A. Dawes, Chairperson
  Brad Goodwin (appointed on April 4, 2007)

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer, our three other most highly compensated executive officers and our former chief executive officer (the "named executive officers") during 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation(1) ($)		Stock Awards(2) ($)		Option Awards(3) ($)		All Other Compensation ($)		Total ($)
L. Patrick Gage(4) Interim Chief Executive Officer	2007 2006	$ $	162,500(5) —	$ $	— —	$ $	— —	$ $	— —	$ $	67,020 —	$ $	31,472(6) —	$ $	260,992 —
Andrew Guggenhime Senior Vice President and Chief Financial Officer	2007 2006	$ $	348,081 228,750(8)	$ $	17,755 74,900(9),(10)	$ $	97,245 —	$ $	59,340 44,307	$ $	301,569 168,410	$ $	3,668(7) 3,365(7)	$ $	827,658 519,732
Richard Murray, Ph.D. Executive Vice President and Chief Scientific Officer	2007 2006	$ $	418,460(11) 375,000	$ $	18,047 116,250(9)	$ $	156,953 —	$ $	158,165 118,968	$ $	319,050 178,371	$ $	6,810(7) 5,810(7)	$ $	1,077,485 794,399
Mark McCamish Senior Vice President and Chief Medical Officer	2007 2006	$ $	308,308(12) —	$ $	187,471(13) —	$ $	92,529 —	$ $	29,898 —	$ $	143,896 —	$ $	5,032(14) —	$ $	767,134 —
Robert M. Savel, II Senior Vice President, Technical Operations	2007 2006	$ $	214,846(15) —	$ $	252,564(16) —	$ $	66,086 —	$ $	— —	$ $	109,351 —	$ $	67,947(17) —	$ $	710,794 —
Mark McDade Former Chief Executive Officer	2007 2006	$ $	650,000 600,000	$ $	— 300,000	$ $	— —	$ $	320,370 322,377	$ $	118,086 526,154	$ $	1,351,639(18) 9,536(19)	$ $	2,440,095 1,758,067

(1)
Amounts listed in this column reflect the amount of cash bonus earned under our 2007 Performance Program to the extent attributable to the performance against goals we had set at the beginning of 2007. Based on our performance against stated goals, our Compensation Committee funded our bonus pool at 74.5%. Our Compensation Committee, in the exercise of its discretion, increased the funding of the bonus pool by an additional 5.5% for the reasons described above under the heading "2007 Performance Bonus Program" in the "Compensation Discussion and Analysis" section of this proxy statement. The amount of each officer's 2007 bonus attributable to this additional 5.5% bonus funding is listed in the "Bonus" column.

(2)
Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2007 for the shares of restricted stock held by our named executive officer calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Share-Based Payment (Revised 2004)" ("SFAS 123(R)"). See note 3 of our "Notes to consolidated financial statements" in our annual report on Form 10-K filed with the SEC on March 13, 2008 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)
Amounts listed in this column reflect the compensation cost recognized for financial statement purposes during 2007 for the stock awards held by the named executive officer calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See note 3 of our "Notes to consolidated financial statements" in our annual report on Form 10-K filed with the SEC on March 13, 2008 for a discussion of assumptions we made in determining the compensation costs included in this column.

(4)
Dr. Gage served as an Outside Director until October 1, 2007 when the Company elected Dr. Gage to the position of Interim Chief Executive Officer. The fees earned or paid in cash and the stock option award compensation cost recognized for financial statement purposes during 2007 listed in this table include only the amounts attributable to Dr. Gage's service as Interim Chief Executive Officer and do not include any compensation earned, paid or recognized with respect to Dr. Gage's service as an Outside Director. Information regarding compensation earned, paid or recognized with respect to Dr. Gage's service as an Outside Director is set forth above in the "Compensation of Directors" section of this proxy statement.

(5)
Dr. Gage's annual base salary in 2007 was $650,000. The amount of salary earned is lower than his base salary, however, because Dr. Gage joined us as Interim CEO in October 2007.

(6)
Consists of (a) matching contributions we made to Dr. Gage's 401(k) plan with respect to his 2007 contributions and (b) travel and temporary housing expenses reimbursed pursuant to our employment offer letter with Dr. Gage.

(7)
Consists of (a) matching contributions we made to the officer's 401(k) plan with respect to his 2007 and 2006 contributions, respectively, and (b) insurance premiums we paid during 2007 and 2006, respectively, with respect to life insurance for the benefit of the officer.

(8)
Mr. Guggenhime's annual base salary in 2006 was $305,000. The amount of salary earned is lower than his base salary, however, because Mr. Guggenhime joined us in April 2006.

(9)
Although the target bonuses (not including hiring, retention or sales bonuses that were earned by some of our named executive officers) of each of our executive officers earned in 2006 were adjusted based on our performance during 2006, we had not established or communicated to our executive officers a formal connection between the amount of the target bonus the executive officer would receive and the extent to which we achieved our company-wide objectives until November 2006. Because of this, the bonuses that our named executive officers received with respect to 2006 bonuses that were impacted by our performance are disclosed in this "Bonus" column and not classified and disclosed as awards under a non-equity incentive plan.

(10)
Includes a hiring bonus of $20,000 we paid to Mr. Guggenhime at the start of his employment with us in April 2006.

(11)
Dr. Murray's annual base salary in 2007 was $421,350. The amount of salary earned is lower than his base salary, however, because one of the two salary increases Dr. Murray received in early 2007 was not retroactive to January 1, 2007.

(12)
Dr. McCamish's annual base salary in 2007 was $360,000. The amount of salary earned is lower than his base salary, however, because Dr. McCamish joined us in February 2007.

(13)
Includes a hiring bonus of $100,000 and a relocation bonus of $55,000 we paid to Dr. McCamish at the start of his employment with us in February 2007.

(14)
Consists of (a) matching contributions we made to Dr. McCamish's 401(k) plan with respect to his 2007 contributions; and (b) insurance premiums we paid during 2007 with respect to life insurance for the benefit of Dr. McCamish.

(15)
We terminated Mr. Savel's employment because we eliminated his position in April 2008 in connection with our sale of our Minnesota manufacturing related assets to Genmab MN, Inc. Mr. Savel's annual base salary in 2007 was $285,000. The amount of salary earned is lower than his base salary, however, because Mr. Savel joined us in March 2007.

(16)
Includes a hiring bonus of $150,000 plus a tax "gross up" payment on his hiring bonus that we paid to Mr. Savel at the start of his employment with us in March 2007.

(17)
Consists of (a) matching contributions we made to Mr. Savel's 401(k) plan with respect to his 2007 contributions; (b) insurance premiums we paid during 2007 with respect to life insurance for the benefit of Mr. Savel; and (c) a relocation package of $64,542, which amount includes a tax "gross-up" on Mr. Savel's relocation package benefits.

(18)
Consists of (a) severance payments due Mr. McDade in 2008 totaling $1,332,500; (b) matching contributions we made to Mr. McDade's 401(k) plan with respect to his 2007 contributions; (c) insurance premiums we paid during 2007 with respect to life insurance for the benefit of Mr. McDade; (d) the value of travel and lodging expenses for the Company's annual sales award trip for top-performing sales employees as well as a tax "gross-up" payment; and (e) the value of gifts and awards to Mr. McDade as well as a tax "gross-up" payment for the value of these gifts and awards.

(19)
Consists of (a) matching contributions we made to Mr. McDade's 401(k) plan with respect to his 2006 contributions; (b) insurance premiums we paid during 2006 with respect to life insurance for the benefit of Mr. McDade; and (c) the value of gifts and awards to Mr. McDade as well as a tax "gross-up" payment for the value of these gifts and awards.

Grants of Plan-Based Awards During 2007

        The following table lists each equity award we granted to our named executive officers during 2007.

Name	Grant Date	Date of Compensation Committee Action		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards
L. Patrick Gage	05-10-07 06-20-07 06-20-07 06-20-07 06-20-07 06-20-07 11-16-07	05-10-07 06-20-07 06-20-07 06-20-07 06-20-07 06-20-07 10-24-07	(3)	— — — — — — —		25,000 4,167 3,000 3,000 5,000 15,000 100,000	(1) (1) (1) (1) (1) (2) (4)	$ $ $ $ $ $ $	25.51 23.89 23.89 23.89 23.89 23.89 18.03	$ $ $ $ $ $ $	233,638 36,179 26,047 26,047 43,412 130,235 541,990
Andrew Guggenhime	02-14-07 08-15-07	02-14-07 08-15-07		— —		20,000 30,000	(5) (5)	$ $	19.00 22.10	$ $	144,674 237,813
Richard Murray	02-15-07 08-15-07	02-14-07 08-15-07	(6)	— —		100,000 70,000	(5) (5)	$ $	19.32 22.10	$ $	735,560 554,897
Mark McCamish	02-21-07 08-15-07	02-20-07 08-15-07	(7)	7,500 —	(8)	85,000 20,000	(5) (5)	$ $	19.14 22.10	$ $	762,945 158,542
Robert M. Savel, II	03-30-07 08-15-07	03-27-07 08-15-07	(9)	— —		65,000 10,000	(5) (5)	$ $	21.70 22.10	$ $	556,407 79,271
Mark McDade	—	—		—		—			—		—

(1)
This award was granted to Dr. Gage with respect to his service as an Outside Director and was made under our 1999 Stock Option Plan.

(2)
This award was automatically granted to Dr. Gage with respect to his service as an Outside Director and was made under our 2002 Outside Directors Stock Option Plan immediately after our annual meeting of stockholders held June 29, 2007.

(3)
Our Compensation Committee approved this award on October 24, 2007 but determined at that time to make the grant effective as of the date that is two trading days after the public release of our results of operations and financial condition for the quarter ended September 30, 2007. We released our results of operations and financial condition for the quarter ended September 30, 2007 on November 14, 2007.

(4)
This award was granted to Dr. Gage with respect to his service as an officer and was made under our 2005 Equity Incentive Plan.

(5)
This award was made under our 1999 Stock Option Plan.

(6)
Our Compensation Committee approved this award at a meeting held on February 14, 2007 but determined at that time to make the grant conditioned on our Board's appointment of Dr. Murray to the position of Executive Vice President and Chief Scientific Officer. Our Board appointed Dr. Murray to the position of Executive Vice President and Chief Scientific Officer on February 15, 2007.

(7)
Our Compensation Committee approved this award on February 20, 2007 but determined at that time to make the grant effective as of the date Dr. McCamish commenced employment with us. Dr. McCamish commenced his position as our Senior Vice President and Chief Medical Officer on February 21, 2007.

(8)
This award was made under our 2005 Equity Incentive Plan.

(9)
Our Compensation Committee approved this award on March 27, 2007 but determined at that time to make the grant effective as of the date Mr. Savel commenced employment with us. Mr. Savel commenced his position as our Senior Vice President, Technical Operations, on March 30, 2007.

        We have not engaged in any option repricings or other modifications to any of the outstanding equity awards received by our executive officers during 2007.

Employment Arrangements

        We have entered into employment offer letters with each of our named executive officers in connection with their start of employment with us. None of these employment offer letters indicates a specific term of employment, each officer is an "at-will" employee and each officer's employment may be terminated by either party at any time. Certain terms of each of these employment offer letters are summarized below.

        Mr. McDade's employment arrangement is included in this section because he was our Chief Executive Officer until October 1, 2007 and is identified as a named executive officer in this proxy statement.

L. Patrick Gage

        We entered into an employment offer letter with Dr. Gage on October 24, 2007 for the position of Interim Chief Executive Officer. Pursuant to Dr. Gage's employment offer letter, we agreed to an initial annual base salary of $650,000, an initial target bonus of 75%, payment of a relocation and hiring bonus and reimbursement of certain relocation expenses. We also agreed to grant to Dr. Gage an option to purchase 100,000 shares of our common stock.

Andrew Guggenhime

        We entered into an employment offer letter with Mr. Guggenhime on March 7, 2006 for the position of Senior Vice President and Chief Financial Officer. Pursuant to Mr. Guggenhime's employment offer letter, we agreed to an initial annual base salary and target bonus amount and a hiring bonus. We also agreed to grant to Mr. Guggenhime shares of restricted stock and an option to purchase shares of our common stock, subject to approval by our Board.

        Mr. Guggenhime's current annual base salary is $362,050 and his target bonus is currently 37.5% of his annual base salary.

Richard Murray

        We entered into an employment offer letter with Dr. Murray on February 4, 2003 for the position of Vice President, Research, in connection with our acquisition of Eos Biotechnology, Inc., a company Dr. Murray co-founded in 1998. Pursuant to Dr. Murray's employment offer letter, we agreed to an initial annual base salary and a retention bonus. We also agreed to grant to Dr. Murray an option to purchase shares of our common stock, subject to approval by our Board.

        Dr. Murray's current annual base salary is $442,450 and his target bonus is 50% of his annual base salary.

Mark McCamish

        We entered into an employment offer letter with Dr. McCamish on February 16, 2007 for the position of Senior Vice President and Chief Medical Officer. Pursuant to Dr. McCamish's employment offer letter, we agreed to an initial annual base salary and target bonus amount, a hiring bonus and a relocation bonus. We also agreed to grant to Dr. McCamish shares of restricted stock and an option to purchase shares of our common stock, subject to approval by our Board.

        Dr. McCamish's current annual base salary is $383,100 and his target bonus is 37.5% of his annual base salary.

Robert Savel, II

        We entered into an employment offer letter with Mr. Savel on February 27, 2007 for the position of Senior Vice President, Technical Operations. Pursuant to Mr. Savel's employment offer letter, we agreed to an initial annual base salary and target bonus amount, a hiring bonus (grossed up) and relocation benefits. We also agreed to grant to Mr. Savel shares of restricted stock and an option to purchase shares of our common stock, subject to approval by our Board.

        Mr. Savel's annual base salary immediately before the termination of his employment in April 2008 was $296,900 and his target bonus was 37.5% of his annual base salary.

Mark McDade

        We entered into an employment offer letter with Mr. McDade on October 24, 2002 for the position of Chief Executive Officer. Pursuant to Mr. McDade's employment offer letter, we agreed to an initial annual base salary, an initial target bonus amount, the payment of a relocation and hiring bonus and the reimbursement of certain relocation expenses. We also agreed to grant to Mr. McDade an option to purchase shares of our common stock, subject to approval by our Board.

Option Exercises and Stock Vested in 2007

        The following table lists the number of shares of our common stock acquired upon exercise of options by each named executive officer during 2007 and the number of shares of restricted common stock held by each named executive officer that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
L. Patrick Gage	—	—	—		—
Andrew Guggenhime	—	—	1,875	(3)	40,875
Richard Murray	—	—	8,300	(4)	216,521
Mark McCamish	—	—	—		—
Robert M. Savel, II	—	—	—		—
Mark McDade	100,000	1,233,419	15,000	(5)	393,300

(1)
Value realized on exercise equals the aggregate differences between the market price and the exercise price at the time of each option exercise.

(2)
Value realized on vesting equals the market value of the shares that vested on the vesting date.

(3)
Of the 1,875 restricted shares that vested in 2007, 670 were cancelled to satisfy withholding tax obligations that arose on the vesting date.

(4)
Of the 8,300 restricted shares that vested in 2007, 2,966 were cancelled to satisfy withholding tax obligations that arose on the vesting date.

(5)
Of the 15,000 restricted shares that vested in 2007, 6,862 were cancelled to satisfy withholding tax obligations that arose on the vesting date.

Outstanding Equity Awards at December 31, 2007

        The following table sets forth information regarding each unexercised option to purchase shares of our common stock and shares of unvested restricted common stock held by each of our named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
L. Patrick Gage(1)	12,000 3,000 3,000 3,000 3,000 12,000 3,000 15,000 3,000 3,000	— — — — — — — — — —		$ $ $ $ $ $ $ $ $ $	7.01 15.35 13.55 13.55 19.13 19.13 19.13 18.28 18.28 18.28	3/11/2013 6/19/2013 11/24/2013 11/24/2013 6/30/2014 6/30/2014 6/30/2014 6/8/2015 6/8/2015 6/8/2015	— — — — — — — — — —			— — — — — — — — — —
	15,000 3,000 3,000 5,000 16,666 — 1,500 1,500 7,500 2,500 8,333	— — — — 8,334 4,167 1,500 1,500 7,500 2,500 91,667	(2) (3) (4) (4) (5) (6) (7)	$ $ $ $ $ $ $ $ $ $ $	17.29 17.29 17.29 22.69 25.51 23.89 23.89 23.89 23.89 23.89 18.03	6/14/2013 6/14/2013 6/14/2013 11/30/2013 5/10/2014 6/20/2014 6/20/2014 6/20/2014 6/20/2014 6/20/2014 11/16/2014	— — — — — — — — — — —			— — — — — — — — — — —
Andrew Guggenhime	27,083 7,083 2,500 —	37,917 12,917 27,500 20,000	(8) (9) (10) (11)	$ $ $ $	32.49 17.13 22.10 19.00	4/3/2013 7/20/2013 8/15/2014 2/14/2014	— — — — 5,625	(22)	$	— — — — 98,555
Richard Murray	30,625 38,750 58,750 9,031 — 5,833	— 938 1,250 16,469 100,000 64,167	(12) (13) (14) (15) (16)	$ $ $ $ $ $	7.85 15.25 15.25 17.13 19.32 22.10	4/2/2013 7/23/2014 7/23/2014 7/20/2013 2/15/2014 8/15/2014	— — — — — — 8,100 12,750	(23) (24)	$ $	— — — — — — 141,912 223,380
Mark McCamish	1,666 —	18,334 85,000	(17) (18)	$ $	22.10 19.14	8/15/2014 2/21/2014	— — 7,500	(25)	$	— — 131,400
Robert Savel, II	— 833	65,000 9,167	(19) (20)	$ $	21.71 22.10	3/30/2014 8/15/2014	— —			— —
Mark McDade	500,000 70,000 70,000 137,083	— — — 2,917	(21)	$ $ $ $	8.30 7.83 13.96 15.25	10/24/2012 4/11/2013 7/1/2013 7/23/2014	— — — — 30,000	(26)	$	— — — — 525,600

(1)
Of the option awards held by Dr. Gage, 100,000 option shares were granted to Dr. Gage with respect to his service as an officer, and the remainder of 141,167 option shares were granted with respect to Dr. Gage as a member of our Board.

(2)
This option vests with respect to approximately 2,083 shares each month. This option began vesting on April 4, 2007.

(3)
This option will vest with respect to 2,083 shares on May 4, 2008 and with respect to the remaining 2,084 shares on June 4, 2008.

(4)
This option vests with respect to approximately 250 shares each month. This option began vesting on June 20, 2007.

(5)
This option vests with respect to approximately 1,250 shares each month. This option began vesting on June 20, 2007.

(6)
This option vests with respect to approximately 417 shares each month. This option began vesting on June 20, 2007.

(7)
This option vests with respect to approximately 4,167 shares each month. This option began vesting on October 1, 2007.

(8)
This option vested with respect to 16,250 shares on April 3, 2007 and continues to vest with respect to approximately 1,354 shares monthly thereafter.

(9)
This option vests with respect to approximately 417 shares each month. This option began vesting on July 20, 2006.

(10)
This option vests with respect to approximately 625 shares each month. This option began vesting on August 15, 2007.

(11)
This option will vest with respect to 5,000 shares on February 14, 2008 and continue to vest with respect to approximately 417 shares monthly thereafter.

(12)
This option vests with respect to approximately 938 shares each month. This option began vesting on January 1, 2004.

(13)
This option vests with respect to 1,250 shares each month. This option began vesting on January 1, 2004.

(14)
This option vests with respect to approximately 531 shares each month. This option began vesting on July 20, 2006.

(15)
This option will vest with respect to 25,000 shares on February 15, 2008 and continue to vest with respect to approximately 2,083 shares monthly thereafter.

(16)
This option vests with respect to approximately 1,458 shares each month. This option began vesting on August 15, 2007.

(17)
This option vests with respect to approximately 417 shares each month. This option began vesting on August 15, 2007.

(18)
This option will vest with respect to 21,250 shares on February 21, 2008 and continue to vest with respect to approximately 1,771 shares monthly thereafter.

(19)
This option will vest with respect to 16,250 shares on March 30, 2008 and continue to vest with respect to approximately 1,354 shares monthly thereafter.

(20)
This option vests with respect to approximately 208 shares each month. This option began vesting on August 15, 2007.

(21)
This option vests with respect to approximately 2,917 shares each month. This option began vesting on January 1, 2004.

(22)
This restricted stock award vested with respect to 1,875 shares on April 3, 2007 and will vest with respect to 1,875 shares on April 3 of each year thereafter.

(23)
This restricted stock award vested with respect to 4,050 shares on July 13, 2006 and will vest with respect to 4,050 shares on July 13 of each year thereafter until fully vested.

(24)
This restricted stock award vested with respect to 4,250 shares on July 20, 2007 and will vest with respect to 4,250 shares on July 20 of each thereafter until fully vested.

(25)
This restricted stock award will vest with respect to 1,875 shares on February 21, 2008 and will vest with respect to 1,875 shares on February 21 of each year thereafter.

(26)
All of these unvested shares of restricted common stock were cancelled at the time of Mr. McDade's resignation on January 1, 2008.

Potential Payments Upon Termination or Change in Control

        The tables below identify the potential payments that each of our named executive officers would have received in the event of a change in control or termination of employment assuming that the transaction or termination occurred on December 31, 2007. Except as noted below, all of the potential payments listed in the table below are payments that would have been made pursuant to the terms of our retention plan discussed above under the heading "Change in Control and Severance Benefits."

		Acceleration of Vesting(1)
		Stock Options	Restricted Stock	Severance Payment(2)		Continuation of Benefits(3)	Tax Gross-Up Payments		Total
L. Patrick Gage
•	Change in control transaction	—	—	—		—	—		—
•	Employment termination and continuation as member of Board	—	—	—		—	—		—
Andrew Guggenhime
•	Change in control transaction (options assumed)(4)	$2,519	$49,278	—		—	—		$51,797
•	Change in control transaction (options not assumed)(5)	$3,900	$49,278	—		—	—		$53,178
•	Change in control employment termination(6)	$5,038	$98,555	$957,223		$29,787	$402,799	(7)	$1,493,402
Richard Murray
•	Change in control transaction (options assumed)(4)	$5,695	$181,646	—		—	—		$187,341
•	Change in control transaction (options not assumed)(5)	$9,939	$181,646	—		—	—		$191,585
•	Change in control employment termination(6)	$11,390	$365,292	$1,264,050		$29,787	—		$1,670,519
Mark McCamish
•	Change in control transaction (options assumed)(4)	—	$65,700	—		—	—		$65,700
•	Change in control transaction (options not assumed)(5)	—	$65,700	—		—	—		$65,700
•	Change in control employment termination(6)	—	$131,400	$990,000		$29,787	—		$1,151,187
Robert Savel, II
•	Change in control transaction (options assumed)(4)	—	—	—		—	—		—
•	Change in control transaction (options not assumed)(5)	—	—	—		—	—		—
•	Change in control employment termination(6)	—	—	$783,750		$29,787	—		$813,537
Mark McDade(8)
•	Termination without "cause"	—	—	$1,137,500	(9)	—	—		$1,137,500
•	Change in control transaction(10)	$6,622	$525,600	—		—	—		$532,222
•	Change in control employment termination(11)	$6,622	$525,600	$3,412,500		$43,693	—		$3,988,415

(1)
The amounts listed in these columns represent the value of the acceleration of vesting of equity awards under our retention plan and are based on the closing price of our common stock on December 31, 2007, which was $17.52. The value of the acceleration of vesting of stock options equals the product of the number of option shares which become vested in the respective events multiplied by the difference between $17.52 and the exercise price of the stock option, except that stock options with an exercise price greater than $17.52 were determined to have zero value.

(2)
The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(3)
Represents the present value of the continuation of our current employee benefits, including medical, dental, disability and life insurance. Under our retention plan, benefits continue for three years after a triggering termination for our CEO and for two years after a triggering termination for our non-CEO Executive Committee Members.

(4)
The amounts in this row were determined on the assumption that a "change in control" under our retention plan occurred and the surviving or acquiring entity in the change in control transaction assumed the officer's equity awards or issued substitute awards and that a triggering termination did not occur within two years of the change in control.

(5)
The amounts in this row were determined on the assumption that a "change in control" under our retention plan occurred and the surviving or acquiring entity in the change in control transaction neither assumed the officer's equity awards nor issued substitute awards and that a triggering termination did not occur within two years of the change in control.

(6)
The amounts in this row were determined on the assumption that a "change in control" under our retention plan occurred and a triggering termination occurred with respect to the officer's employment. This severance payment is based on the officer's 2007 annual salary and an "Annual Bonus" equal to the officer's 2007 target bonus, without any adjustment for our performance or individual performance.

(7)
This amount represents the tax "gross-up" payment under our retention plan, which is described under the heading "Change in Control and Severance Benefits" in this proxy statement, that would have been payable because the other payments payable to Mr. Guggenhime under our retention plan would be subject to the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code.

(8)
We entered into a separation agreement with Mr. McDade on December 31, 2007 pursuant to which Mr. McDade received certain payments in connection with his termination of employment, which occurred on January 1, 2008. The amounts that Mr. McDade was entitled to receive under this separation agreement are not reflected in this table, however, these amounts are reflected in the "Summary Compensation Table" in this proxy statement and described under the heading "Severance Benefits for Former CEO" in the "Compensation Discussion and Analysis" section of this proxy statement. The separation agreement provides for salary continuation for one year, and two payments of $341,250 each, in February and July 2008, each representing 70% of Mr. McDade's 2007 target bonus, as well as reimbursement of up to $7,500 in legal and tax advisory services incurred with respect to his negotiation of the separation agreement.

(9)
This amount represents the amount of severance payment that would be due to Mr. McDade under his employment offer letter if we were to terminate his employment without "cause" and not in connection with a change in control. This severance payment is based on Mr. McDade's 2007 annual base salary and an "Annual Bonus" equal to Mr. McDade's 2007 target bonus of 75%, without any adjustment for company or individual performance.

(10)
The amounts in this row were determined on the assumption that a "change in control" under our retention plan occurred and a triggering termination did not occur.

(11)
The amounts in this row were determined (a) on the assumption that a "change in control" under our retention plan occurred and a triggering termination occurred with respect to Mr. McDade's employment and (b) using the same salary and bonus assumptions set forth in note 7.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2008, with respect to our current officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

  •
  each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

  •
  each member of or nominee to our Board;

  •
  each of our named executive officers; and

  •
  all members of our Board and our executive officers as a group.

        Unless otherwise specified, the address of each named individual in the table below is the address of the Company.

Name of Beneficial Owner or Identity of Group(1)	Shares Beneficially Owned	Percent of Outstanding
Highland Capital Management LP(2) 13455 Noel Road Ste 1300 Dallas, TX 75240	9,443,539	8.0%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	7,754,982	6.5%
Visium Asset Management, LP(4) 950 Third Avenue New York, NY 10022	7,615,942	6.4%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	7,007,950	5.9%
Karen A. Dawes(6)	138,999	*
L. Patrick Gage(7)	179,888	*
Brad Goodwin(8)	47,583	*
Andrew Guggenhime(9)	63,495	*
Joseph Klein III(10)	27,332	*
Laurence Jay Korn(11)	1,519,926	1.3%
Mark McCamish(12)	38,174	*
Richard Murray(13)	239,500	*
Jon S. Saxe(14)	620,595	*
Mark McDade(15)	596,809	*
Robert M. Savel, II(16)	18,090	*
All directors and executive officers as a group (11 persons)(17)	3,140,218	2.6%

*
Less than 1%

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)
All information included in this table and this footnote regarding the beneficial ownership of Highland Capital Management, L.P. ("Highland"), Strand Advisors, Inc. ("Strand"), James D. Dondero, Highland Distressed Opportunities Fund, Inc. ("HDOF"), Highland Funds I, on behalf of its Highland Equity Opportunities Fund Series ("HF1"), Highland Multi-Strategy Onshore Master SubFund, L.L.C. ("HMOMS"), Highland Multi-Strategy Master Fund, L.P. ("HMMF") is based on our review of Amendment No. 2 to Schedule 13D filed with the SEC by Highland, Strand, Mr. Dondero, HDOF, HF1, HMOMS and HMMF on December 18, 2007 regarding the beneficial ownership of our common stock of Highland, Strand, Mr. Dondero, HDOF, HF1, HMOMS and HMMF (the "Highland 13D"). According to the Highland 13D, Highland, Strand, and Mr. Dondero each beneficially own 9,443,539 shares, or 7.97%, of our common stock; HDOF beneficially owns 221,600 shares, or 0.19%, of our common stock; HF1 beneficially owns 31,800 shares, or 0.03%, of our common stock; and HMOMS and HMMF each beneficially own 143,041 shares, or 0.12%, of our common stock. The Highland 13D also states that each of the reporting persons on the Highland 13D may be deemed to be a member of a group for the purpose of Section 13(d) or 13(g) of the Exchange Act. The tables below reflects the number of shares of our common stock to which Highland, Strand, Mr. Dondero, HDOF, HF1, HMOMS and HMMF have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Highland 13D.

	Highland	Strand	Mr. Dondero	HDOF
Sole voting power (shares)	9,047,098	9,047,098	9,047,098	0
Shared voting power (shares)	396,441	396,441	396,441	221,600
Sole dispositive power (shares)	9,047,098	9,047,098	9,047,098	0
Shared dispositive power (shares)	396,441	396,441	396,441	221,600

	HF1	HMOMS	HMMF
Sole voting power (shares)	0	0	0
Shared voting power (shares)	31,800	143,041	143,041
Sole dispositive power (shares)	0	0	0
Shared dispositive power (shares)	31,800	143,041	143,041
(3)
All information included in this table and this footnote regarding the beneficial ownership of Morgan Stanley ("MS") is based on our review of Schedule 13G filed with the SEC by MS on April 11, 2008 regarding the beneficial ownership of our common stock of MS (the "MS 13G"). According to the MS 13G, MS beneficially owns 7,754,982 shares of our common stock. The table below reflects the number of shares of our common stock to which MS has sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the MS 13G.

MS
Sole voting power (shares)	7,754,982
Shared voting power (shares)	0
Sole dispositive power (shares)	7,754,982
Shared dispositive power (shares)	0
(4)
All information included in this table and this footnote regarding the beneficial ownership of Visium Asset Management, L.P. ("Visium"), JG Asset, LLC ("JG") and Jacob Gottlieb is based on our review of Schedule 13G filed with the SEC by Visium, JG and Mr. Gottlieb on February 13, 2008 regarding the beneficial ownership of our common stock of Visium, JG and Mr. Gottlieb (the "Visium 13G"). According to the Visium 13G, Visium, JG and Mr. Gottlieb each beneficially own 7,615,942 shares of our common stock. The table below reflects the number of shares of our common stock to which Visium, JG and Mr. Gottlieb have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the Visium 13G.

	Visium	JG	Mr. Gottlieb
Sole voting power (shares)	7,615,942	0	7,615,942
Shared voting power (shares)	0	7,615,942	0
Sole dispositive power (shares)	0	0	7,615,942
Shared dispositive power (shares)	0	7,615,942	0
(5)
All information included in this table and this footnote regarding the beneficial ownership of FMR LLC ("FMR") and Edward C. Johnson 3d is based on our review of Amendment No. 6 to Schedule 13G filed with the SEC by FMR and Mr. Johnson on February 13, 2008 regarding the beneficial ownership of our common stock of FMR, Mr. Johnson and certain other persons (the "FMR 13G"). According to the FMR 13G, FMR and Mr. Johnson each beneficially own 7,007,950 shares of our common stock. The FMR 13G identifies certain other persons which beneficially own some of these shares, however, none of these other persons beneficially owns 5% or more of our outstanding common stock. The table below reflects the number of shares of our common stock to which FMR and Mr. Johnson have sole voting power, shared voting power, sole dispositive power and shared dispositive power according to the FMR 13G.

	FMR	Mr. Johnson
Sole voting power (shares)	86,000	0
Shared voting power (shares)	0	0
Sole dispositive power (shares)	7,007,950	7,007,950
Shared dispositive power (shares)	0	0
(6)
Includes 136,999 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(7)
Includes 172,333 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(8)
Consists of 47,583 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(9)
Includes 56,665 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(10)
Includes 18,832 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(11)
Includes 1,286,748 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(12)
Includes 30,312 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(13)
Includes 186,375 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(14)
Includes 198,915 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

(15)
Information regarding Mr. McDade's beneficial ownership of our common stock is included in this table because he was our Chief Executive Officer until October 1, 2007 and is identified as a named executive officer in this proxy statement. Includes 580,000 shares issuable upon the exercise of options as of April 15, 2008.

(16)
Information regarding Mr. Savel's beneficial ownership of our common stock is included in this table because he was our Senior Vice President, Technical Operations, until April 1, 2008 and is identified as a named executive officer in this proxy statement. Includes 17,708 shares issuable upon the exercise of options as of April 15, 2008.

(17)
Consists of all shares beneficially owned by our directors and executive officers who served in that capacity as of April 15, 2008. Includes 2,378,322 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008, the date 60 days after April 15, 2008.

MATTERS FOR APPROVAL AT THE MEETING

Proposal 1
Election of Director

        We have a classified Board which currently consists of three Class I, two Class II and two Class III directors who will serve until the annual meetings of stockholders to be held in 2008, 2009 and 2010, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, we nominate for election a director or directors for a term of three years to succeed those directors whose terms expire as of that annual meeting.

        We have nominated for re-election one of our current Class I directors, L. Patrick Gage, Ph.D. The terms of the other two current Class I directors, Jon Saxe and Richard Murray, Ph.D., will expire at the annual meeting. If Dr. Gage is elected at the annual meeting, he will serve as a Class I director until the 2011 annual meeting of stockholders. Notwithstanding the foregoing, Dr. Gage has delivered to the Board a written resignation providing that he is resigning from the Board effective as of the date that the Company effects the spin-off of its biotechnology related assets into a separate publicly traded company.

        If Dr. Gage declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as our Board may recommend in place of such nominee.

        Biographical information regarding Dr. Gage is included beginning at page 4 of this proxy statement.

        Our Board recommends that you vote FOR L. Patrick Gage, Ph.D.

Proposal 2
Appointment of Independent Registered Public Accounting Firm

        Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Ernst & Young LLP and its predecessors have acted in such capacity since its appointment for fiscal year 1986.

        The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for 2007 and 2006 and for other services rendered during 2007 and 2006 on behalf of us and our subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to us:

(in thousands)
Fee Category:	2007	% of Total	2006	% of Total
Audit Fees(1)	$1,694	90.0%	$1,516	98.5%
Audit-Related Fees(2)	185	9.8%	22	1.4%
Tax Fees(3)	—	—	—	—
All Other Fees(4)	3	0.2%	2	0.1%

Total Fees	$1,882	100.0%	$1,540	100.0%

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)
Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." In 2007, these services primarily relate to accounting consultations in connection with the sale of the Company's commercial operations and restatement of the Company's second quarter 2007 form 10-Q. In 2006, these services primarily relate to accounting consultations in connection with potential collaborations and patent licensing agreements.

(3)
Tax fees consist of tax compliance/preparation and other tax services. No such services were incurred in 2007 or 2006.

(4)
"All Other Fees" consists of fees for accounting literature subscription services.

        Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. In February 2004, our Audit Committee adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. Our Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to our Audit Committee at the next scheduled meeting. During fiscal years 2007 and 2006, our Audit Committee approved 100% of the Audit Fees, Audit-Related Fees and All Other Fees.

        Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Our bylaws do not require that our stockholders ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm. Our Board is seeking ratification of this appointment as a matter of good corporate practice. In the event that our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, our Audit Committee and Board will reconsider such appointment.

        Our Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

        Our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions to which we are or may be a party to in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve a related person transaction if it determined that the transaction is in our best interests.

        Our directors are required to disclose in an executive session of our Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We also poll our directors on a quarterly basis with respect to related party transactions and their service as an officer or director of other entities.

        Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

        In January 2008, we entered into a research agreement with Entelos, Inc. ("Entelos") in the ordinary course of business to perform services during a 10-week long period for aggregate fees of $450,000. Mr. Saxe, one of the members of our Board, is also the Chairman of the Board of Entelos. The Company employees involved in the negotiation of the research agreement with Entelos did not know that our Audit Committee had not reviewed or approved the research agreement with Entelos and, because of the size and relative ordinary course nature of the agreement with Entelos, we did not otherwise obtain Board approval of our entrance into the agreement. To our knowledge, Mr. Saxe was not aware that we and Entelos had negotiated and entered into the research agreement until after the research agreement was executed. To our knowledge, Mr. Saxe does not have any direct or indirect material interest in the research agreement we entered into with Entelos, other than our payment of compensation to Mr. Saxe with respect to his service as a member of our Board and any compensation Mr. Saxe may receive from Entelos with respect to his service as a member of its board of directors.

        There was not any transaction in 2007 and there is not any currently proposed transaction to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our non-employee directors for their service as members of our Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Code of Ethics

        We have adopted a Code of Conduct and Policy Regarding Reporting of Potential Violations (the "Code of Conduct"), which constitutes a code of ethics as defined in Item 406 of SEC Regulation S-K. Our Code of Conduct applies to all our officers, directors and employees. A copy of our Code of Conduct is available on our website at http://www.pdl.com/CodeOfConduct.

        You may also request a free copy of the Code of Conduct from:

  PDL BioPharma, Inc.
  Attention: Corporate and Investor Relations
  1400 Seaport Boulevard
  Redwood City, California 94063

Equity Compensation Plan Information

        As of December 31, 2007, we maintained five equity compensation plans that provide for the issuance of common stock-based awards to officers and other employees, directors and consultants. These consist of the 1993 Employee Stock Purchase Plan, 1991 Stock Option Plan, 1999 Stock Option Plan, 2002 Outside Directors Stock Option Plan and 2005 Equity Incentive Plan, which have all been approved by our stockholders, and the 1999 Nonstatutory Stock Option Plan, which has not been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2007.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	9,109,014	$19.32	4,359,096	(1)
Equity compensation plans not approved by stockholders(2)	6,054,933	$20.65	531,222

Total	15,163,947	$19.85	4,890,318

(1)
Includes 523,989 shares of common stock available for future issuance under our Purchase Plan.

(2)
Consists of options that are outstanding, and shares available for future issuance under, the 1999 Nonstatutory Stock Option Plan. The material features of the 1999 Nonstatutory Stock Option Plan are described in Note 3 to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Stockholder Proposals

        If a stockholder wishes to have a proposal considered for inclusion in our proxy statement for the 2009 Annual Meeting of Stockholders, including for a recommendation of candidates for election to our Board, the stockholder must submit the proposal to us in writing by January 6, 2009, which is the date in 2009 that is 120 calendar days before the month and day we began mailing this proxy statement to our stockholders. Proposals should be addressed to:

  Corporate Secretary
  PDL BioPharma, Inc.
  1400 Seaport Boulevard
  Redwood City, California 94063

        Stockholders submitting a proposal must provide certain other information as described in our bylaws. Copies of our bylaws are available online in the "Investors" section of our corporate internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

        We did not receive from any of our stockholders a request to include any proposal in this proxy statement.

Compliance with Section 16(a)

        Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934 to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 Reports we have received and written representations from our directors and executive officers, we believe that our officers and executive officers complied with all filing requirements under Section 16(a) during 2007.

Transaction of Other Business

        At the date of this proxy statement, the only business which our Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ FRANCIS SARENA

Francis Sarena
Executive Director, Chief Legal Counsel and Secretary

May 6, 2008

1400 SEAPORT BLVD.

REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PDL BioPharma, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PDL BioPharma, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PDLAB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PDL BIOPHARMA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

A vote FOR the director and matter submitted is recommended by the Board of Directors:

1.	ELECTION OF DIRECTOR listed below:	For	Against
Nominee:
01) L. Patrick Gage, Ph. D.	☐	☐

Vote on Proposal	For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT THE SHARES WILL BE REPRESENTED AT THE MEETING.

Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

PDL BIOPHARMA, INC.

Proxy for Annual Meeting of Stockholders, May 28, 2008

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints L. Patrick Gage and Andrew Guggenhime, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the 2008 annual meeting of stockholders of the Company to be held on Wednesday, May 28, 2008 at 9 a.m. (PDT), and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2007, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

QuickLinks

Notice of Annual Meeting of Stockholders
The Company began distributing this notice and enclosed proxy statement and proxy card on or after May 6, 2008.
TABLE OF CONTENTS
Proxy Statement 2008 Annual Meeting of Stockholders
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE OFFICER COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MATTERS FOR APPROVAL AT THE MEETING Proposal 1 Election of Director
Proposal 2 Appointment of Independent Registered Public Accounting Firm
RELATED PERSON TRANSACTIONS
OTHER MATTERS